UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Equitrans Midstream Corporation

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2023

equitrans Midstream

Equitrans Midstream Corporation

2023 Proxy Statement &
Notice of Annual Meeting

Equitrans Midstream Corporation

2023 Proxy Statement

&

Notice of Annual Meeting

to be held

Tuesday, April 25, 2023

9:00 a.m. ET

March 2, 2023
Fellow Shareholders,
On behalf of the Board of Directors and management of Equitrans Midstream Corporation, I am pleased to invite you to participate in our annual meeting of shareholders on Tuesday, April 25, 2023, at 9:00 a.m. (ET), to be held virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2023. By continuing to hold our Annual Meeting virtually, our shareholders are able to participate from any location, providing a cost savings to both us and our shareholders while contributing to our sustainability efforts by reducing the environmental impact of our annual meeting.
Equitrans Midstream is one of the largest natural gas gatherers in the United States and holds a significant transmission footprint in the Appalachian Basin and our common stock is traded on the New York Stock Exchange under the symbol “ETRN.” Your continued interest in and support of our Company is invaluable and receiving shareholder feedback is instrumental to our future success.
This year you will be asked to vote on several items at the annual meeting, including the election of directors, approval of our executive compensation program for 2022 (the say-on-pay vote) and ratification of the appointment of our independent registered public accounting firm for 2023. The proxy statement describes these items in more detail. Your vote is important — please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.
Whether or not you plan to participate in the annual meeting, please vote as soon as possible — by telephone, via the Internet, or by completing and signing your paper proxy card or vote instruction form — to ensure that your shares are represented and voted.
Our mission is simple — to provide safe, reliable, sustainable, and innovative infrastructure solutions for the energy industry. The principles that guide our behaviors and decisions are based on our five core values: safety, integrity, collaboration, transparency, and excellence. With these values in mind, we will continue to work diligently to:
➢
Create value for our shareholders

➢
Provide an engaging workplace for our employees

➢
Preserve and protect the environment

➢
Support the communities where we live and work

Natural gas is not only the heart of our business, but also a critical component of the global energy portfolio. The reality is that natural gas will remain an indispensable link to continuing to provide clean, affordable, and reliable energy for decades to come. Further, continued natural gas production and infrastructure growth are directly supportive of our nation’s energy security. Even as more renewable energy infrastructure is installed, energy demand is projected to continue to grow and our country and the world will continue to rely on natural gas as we pursue the goal of achieving a lower-carbon future. As an energy infrastructure company, we are driving environmental, social and governance initiatives across our business on many fronts, and we are excited for the future of the natural gas industry as we continue to work to provide reliable energy for the long term. I look forward to reporting on our initiatives and many successes, most particularly our efforts to further enhance our sustainability performance.
Thank you for your investment in Equitrans Midstream Corporation and your participation in our annual meeting of shareholders.
Thomas F. Karam
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders
To Be Held April 25, 2023
WHEN:   The annual meeting of shareholders of Equitrans Midstream Corporation (the Company or Equitrans Midstream) will be held on Tuesday, April 25, 2023, at 9:00 a.m. (Eastern Time) virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2023.
RECORD DATE:   Our Board of Directors has established the close of business on February 17, 2023 as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the meeting.
ITEMS OF BUSINESS:   The following matters will be voted on at the meeting:
➢
Election of eight directors, each for a one-year term expiring at the 2024 annual meeting of shareholders;

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Approval, on an advisory basis, of the compensation of Equitrans Midstream’s named executive officers for 2022;

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Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream’s independent registered public accounting firm for 2023; and

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Such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

VOTING:   Please consider the issues presented in the attached proxy statement and vote your shares as soon as possible by following the voting instructions included in the proxy statement.
PARTICIPATING IN THE MEETING:   We will be holding our 2023 annual meeting of shareholders solely via webcast in order to enable shareholders to participate from any location, to provide cost savings to both us and our shareholders, and to reduce the environmental impact of our annual meeting. You will be able to participate in the meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2023. To participate in the meeting, you will need the 16-digit control number on your notice of Internet availability of proxy materials, your voting instruction form or your proxy card. If you plan to participate in the meeting, please follow the instructions under “Additional Information — Participating in the Annual Meeting” on page 67 of the proxy statement.
On behalf of the Board of Directors,
Nathaniel D. DeRose
Deputy General Counsel & Corporate Secretary
March 2, 2023
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held April 25, 2023:
This notice and proxy statement and our annual report on Form 10-K for the year ended December 31, 2022 are also available online at http://www.proxyvote.com.

We commenced providing our proxy materials, or a notice of Internet availability providing access to such materials, on or about March 2, 2023.

PROXY STATEMENT SUMMARY
OUR COMPANY

Equitrans Midstream Corporation is one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin. Our Annual Report on Form 10-K for the year ended December 31, 2022 describes our company and the assets and liabilities that comprise our business.

This summary highlights information about Equitrans Midstream Corporation and the upcoming 2023 annual meeting of shareholders. This summary does not contain all the information you should consider. You should read the entire proxy statement before you vote. We sometimes refer to Equitrans Midstream Corporation in this proxy summary and proxy statement as Equitrans Midstream, the Company, we, or us.

ANNUAL MEETING

Time and Date:	9:00 a.m. (Eastern Time) on Tuesday, April 25, 2023
Place:	Online at www.virtualshareholdermeeting.com/ETRN2023
Record Date:	February 17, 2023
Participation:
You are entitled to participate in the virtual annual meeting if you were an Equitrans Midstream shareholder as of the close of business on the record date. See “Additional Information — Participating in the Annual Meeting” on page 67 of this proxy statement for additional information and instructions.

VIRTUAL ANNUAL MEETING

We will be holding our 2023 annual meeting of shareholders solely via webcast in order to enable shareholders to participate from any location, to provide cost savings to both us and our shareholders, and to reduce the environmental impact of our annual meeting. We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other shareholder rights advocates that have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, we have designed the procedures for our virtual meeting format to enhance, rather than constrain, shareholder access, participation and communication, allowing a shareholder to participate fully and equally from any location at no cost to the shareholder. For example, the online format allows shareholders to communicate with us during the meeting so they can ask appropriate questions of our Board of Directors or management in accordance with the rules of conduct for the meeting and the format also allows shareholders to vote electronically. See “Participating in the Annual Meeting” for additional information.

Equitrans Midstream Corporation – 2023 Proxy Statement   i

MATTERS TO BE VOTED UPON

	Board Voting Recommendation	Page for More Information
Item No. 1: Election of eight directors, each for a one-year term expiring at the 2024 annual meeting of shareholders	FOR EACH NOMINEE	1
Item No. 2: Approval, on an advisory basis, of the compensation of Equitrans Midstream’s named executive officers for 2022 (Say-on-Pay)	FOR	58
Item No. 3: Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream’s independent registered public accounting firm for 2023	FOR	61

ii   Equitrans Midstream Corporation – 2023 Proxy Statement

BOARD AND BOARD COMMITTEES

Name, Principal Occupation & Current Other Public Company Board Service	Age	Director Since	Independent	Equitrans Midstream Board Committee Membership
				AC	CGC	HCCC	HSSE
Vicky A. Bailey President, Anderson Stratton Enterprises, LLC Current Other Public Company Boards: Cheniere Energy, Inc., PNM Resources, Inc., Occidental Petroleum Corporation	70	2018			Chair
Sarah M. Barpoulis President, Interim Energy Solutions, LLC Current Other Public Company Boards: None	57	2020					Chair
Kenneth M. Burke Retired Partner, Ernst & Young LLP Current Other Public Company Boards: None	73	2018		Chair
Diana M. Charletta President and Chief Operating Officer, Equitrans Midstream Corporation Current Other Public Company Boards: None	50	2022
Patricia K. Collawn* Chairman and Chief Executive Officer, PNM Resources, Inc. Current Other Public Company Boards: PNM Resources, Inc., Cheniere Energy, Inc.	64	2020				Chair
Thomas F. Karam (Chairman) Chairman and Chief Executive Officer, Equitrans Midstream Corporation Current Other Public Company Boards: None	64	2018
D. Mark Leland Retired Interim Chief Executive Officer, Deltic Timber Corporation and former Executive Vice President and Chief Financial Officer, El Paso Corporation Current Other Public Company Boards: PotlatchDeltic Corporation, Kinetik Holdings Inc.	61	2020
Norman J. Szydlowski Retired President and Chief Executive Officer, SemGroup Corporation Current Other Public Company Boards: HF Sinclair Corporation	71	2018
Robert F. Vagt (Lead Independent Director) Retired President, The Heinz Endowments Current Other Public Company Boards: Kinder Morgan, Inc.	75	2018
AC	Audit Committee	HCCC	Human Capital and Compensation Committee
CGC	Corporate Governance Committee	HSSE	Health, Safety, Sustainability and Environmental Committee

*
Ms. Collawn has determined not to stand for re-election when her term expires at the annual meeting. See “Item No. 1 — Election of Directors” for more information.

Equitrans Midstream Corporation – 2023 Proxy Statement   iii

GOVERNANCE HIGHLIGHTS

BUSINESS HIGHLIGHTS

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

The Company recognizes that the long-term interests of shareholders are served by managing ESG matters important to the Company’s stakeholders and working to be resilient and appropriately positioned in any environment, including a lower-carbon economy. The Company embraces working to conduct business in a socially responsible and ethical manner by respecting all stakeholders and is focused on identifying and executing on ESG and sustainability initiatives while further integrating corporate responsibility and ESG concerns into its business strategy and decision-making throughout the organization.

iv   Equitrans Midstream Corporation – 2023 Proxy Statement

COMPENSATION HIGHLIGHTS

The Human Capital and Compensation Committee (Compensation Committee) of the Company’s Board of Directors adopted a compensation philosophy and exercises oversight with respect to programs and practices that seek to (i) align total direct compensation (TDC) for our named executive officers (NEOs) using market comparables and other relevant factors; and (ii) deliver transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term and sustainable shareholder value. At our 2022 annual meeting, our say-on-pay proposal received support from more than 97% of our shares voted, leading the Compensation Committee to believe our compensation programs and practices have strong shareholder support. The primary components of our 2022 compensation program were:
*
See Appendix B for important information regarding the non-GAAP financial measures Economic Adjusted EBITDA (defined below) and free cash flow.

The compensation program is designed to provide an appropriate mix of fixed and variable pay to encourage retention and promote creation of long-term and sustainable shareholder value. The program is weighted towards variable pay that requires the Company to achieve well defined performance metrics in order for NEOs to realize performance-based annual and long-term incentives. The charts below reflect the fixed and at-risk components of the 2022 compensation for (i) Mr. Karam, our Chief Executive Officer, and (ii) our other NEOs. The amounts for each component of TDC set forth in the charts below were calculated in accordance with Securities and Exchange Commission (SEC) rules. TDC, which is not

Equitrans Midstream Corporation – 2023 Proxy Statement   v

a substitute for the total compensation as reported in the Summary Compensation Table or the Pay Versus Performance disclosure on pages 45 and 56, respectively, of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table. For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table.
IMPORTANT DATES FOR 2024 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted for inclusion in Equitrans Midstream’s 2024 proxy statement under SEC rules must be submitted in writing and received by Equitrans Midstream’s Corporate Secretary on or before November 3, 2023.

Under Equitrans Midstream’s Fifth Amended and Restated Bylaws (the Bylaws), if a shareholder would like to present a matter not included in Equitrans Midstream’s proxy statement in person at the 2024 annual meeting of shareholders, including nominations for director candidates, advance notice must be submitted in writing and received by Equitrans Midstream’s Corporate Secretary no earlier than the close of business on December 27, 2023, and no later than the close of business on January 26, 2024. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees under Rule 14a-19 under the Exchange Act must comply with the requirements of the Company’s Bylaws, including providing the notice required under Rule 14a-19 by January 26, 2024 and complying with the requirements of Rule 14a-19 and Sections 1.09 and 1.10 of the Company’s Bylaws. The Company will disregard any proxies solicited for a shareholder’s director nominees if such shareholder fails to comply with such requirements.

Under Equitrans Midstream’s proxy access Bylaws provision, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years as of both the date the notice is received by us and the record date for the annual meeting, shares of Equitrans Midstream representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in Equitrans Midstream’s proxy statement director nominees constituting the greater of  (i) two and (ii) 20% of the Board of Directors of Equitrans Midstream provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on October 4, 2023 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and no later than the close of business on November 3, 2023 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting).

For additional information, see “Additional Information — Shareholder Proposals and Director Nominations” on page 68 of this proxy statement.

vi   Equitrans Midstream Corporation – 2023 Proxy Statement

ITEM NO. 1 — ELECTION OF DIRECTORS
The Board of Directors recommends a vote FOR each nominee for the Board of Directors.
Our Board of Directors, sometimes referred to in this proxy statement as the Board or our Board, is presenting eight nominees for election as directors at our annual meeting. All nominees currently serve on our Board of Directors and their current terms will expire at the 2023 annual meeting. Mses. Vicky A. Bailey, Sarah M. Barpoulis, and Diana M. Charletta, and Messrs. Kenneth M. Burke, Thomas F. Karam, D. Mark Leland, Norman J. Szydlowski, and Robert F. Vagt, have been nominated to serve for a term of one year to expire at the 2024 annual meeting, or until their earlier removal or resignation or a successor is duly elected and qualified. Each nominee consents to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve. If any nominee is unable to stand for election for any reason, then the shares represented at our annual meeting will be voted by the persons named as proxies for substitute nominees proposed by the Board, unless the Board decides to reduce its size.
Ms. Collawn currently serves on the Board, as well as on another public company board and serves as Chairman and Chief Executive Officer of PNM Resources, Inc. (PNM). While the Board recognizes the general governance concern regarding the number of boards upon which an individual director may sit, the Board has evaluated Ms. Collawn’s service under its Corporate Governance Guidelines and believes that there are no accountability concerns with respect to Ms. Collawn as she has attended 100% of the Board and committee meetings required and continues to be a very involved and valuable member of the Board. However, given the anticipated effect of the application of formulaic “overboarding” policies which may provide for low shareholder support, as was the case at the 2022 annual meeting of shareholders, and not because of any disagreement with the Company or any of its affiliates, Ms. Collawn has determined not to stand for re-election to the Board when her term expires at the 2023 annual meeting. In connection with Ms. Collawn not standing for re-election, the Board intends to reduce its size to eight members. The Board further intends to re-elect Ms. Collawn to the Board should PNM’s publicly announced, pending merger combination with Avangrid, Inc. be completed and Ms. Collawn steps down as Chairman and Chief Executive Officer of PNM in connection with the transaction closing.
The Board, following the recommendation of the Corporate Governance Committee, selected our eight nominees based on a review of the attributes discussed on page 16 under “Corporate Governance and Board Matters — Director Nominations.” Our Board believes that the nominees, individually and as a whole, possess qualifications consistent with our desired attributes and are providing and will continue to provide management with strong independent oversight as we implement our strategic objectives.
Each of our director nominees brings a unique skillset to the Board of Directors. Notably, all eight of our director nominees are experienced in Energy, Regulatory, Utility and/or Government, with seven of our directors having experience in the fields of finance, accounting and/or audit and internal control, and prior experience on the boards of other publicly traded companies.

Equitrans Midstream Corporation – 2023 Proxy Statement   1

In addition, certain of our directors have experience in a number of significant areas of focus of the Company, including climate-related experience, based on managerial experience or derived through their board service. The following charts provide an overview of the attributes represented on our Board of Directors by our director nominees, in addition to each director nominee’s competencies included in the director profiles on the following pages.
Knowledge, Skill & Experience	Bailey	Barpoulis	Burke	Charletta	Karam	Leland	Szydlowski	Vagt
Industry
Public Company (Director)
Public Company (C-Suite)
Human Capital
Environmental
Strategic Planning
Operational Experience
Risk Management
Financial
Capital Markets
Government & Regulatory
Investor Management
Climate-Related*
Cybersecurity*

*
Experience reflects education, board and/or managerial derived experience in cybersecurity, water-related, climate-related or energy transition opportunities.

Each nominee must be elected by a majority of the votes cast FOR that director’s election, and votes may not be cumulated. The persons named as proxies will vote FOR the nominees named, unless you vote against, or abstain from voting for or against, one or more of them.

2   Equitrans Midstream Corporation – 2023 Proxy Statement

In addition, under our Bylaws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes against than votes FOR his or her election in an uncontested election. If this occurs, the Board will decide whether to accept the tendered resignation no later than 90 days after certification of the election. The Board’s determination shall be made without the participation of any nominee whose resignation is under consideration with respect to the election. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

Equitrans Midstream Corporation – 2023 Proxy Statement   3

Director Nominees
Vicky A. Bailey	Age 70	Director since November 2018
Ms. Bailey has served as President, Anderson Stratton Enterprises, LLC (strategic consulting and government relations), since November 2005, and was previously Vice President and owner, BHMM Energy Services, LLC (a certified minority owned energy facility management company), from January 2006 to 2013. Ms. Bailey has been a director of Cheniere Energy, Inc. (an energy company primarily engaged in liquefied natural gas related businesses) since March 2006 where she serves as a member of the Audit and Governance and Nominating Committees; a director of PNM (an investor-owned holding company with two regulated utilities providing electricity and electric services in New Mexico and Texas) since January 2019 where she serves as a member of the Compensation and Human Capital Committee and Chair of the Nominating and Governance Committee; and a director of Occidental Petroleum Corporation (a publicly traded hydrocarbon exploration and petrochemical manufacturing company) since March 2022 where she serves as a member of the Corporate Governance and Nominating Committee and the Sustainability and Shareholder Engagement Committee. She was a director of EQT Corporation (EQT) from June 2004 until November 12, 2018, when EQT spun out Equitrans Midstream into a separate publicly traded company (the Separation), and of Cleco Corporation (an energy services company with regulated utility and wholesale energy businesses) from June 2013 through March 2016.
Qualifications: Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of Cinergy/PSI Energy, Inc. (a regulated utility) (now part of Duke Energy) and commissioner of the Indiana Utility Regulatory Commission. These experiences enable her to provide valuable insights into issues facing the Company’s regulated transmission business, particularly with respect to interacting with regulatory agencies. In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Domestic Policy and International Affairs at the Department of Energy. Ms. Bailey also draws upon public company board experience in supporting the Company’s strategic efforts.
Ms. Bailey is Chair of the Corporate Governance Committee and a member of the Health, Safety, Sustainability and Environmental (HSSE) Committee.

Sarah M. Barpoulis	Age 57	Director since February 2020
Ms. Barpoulis is the founder and President of Interim Energy Solutions, LLC (an advisory service firm providing asset management and risk management consulting, and litigation support services to the energy sector) since 2003. She has served as a director of South Jersey Industries, Inc. (a publicly traded energy services holding company) from April 2012 until its acquisition by Infrastructure Investment Fund on February 1, 2023 where she served as a member of the Audit Committee (serving as Chair since 2017), the Executive Committee, the Strategy and Finance Committee and the Nominating and Governance Committee. She previously served as a director of SemGroup Corporation (a publicly traded provider of gathering, transmission, storage, distribution, marketing and other midstream services) (SemGroup) from October 2009 through the sale of SemGroup to Energy Transfer, LP in December 2019.
Qualifications: Ms. Barpoulis brings nearly 30 years of experience in the energy industry, significant executive-level leadership experience as well as valuable risk management, business planning and commercial expertise through her work as an energy advisor and consultant through Interim Energy Solutions, LLC and her varied roles of increasing responsibility over more than a decade with PG&E National Energy Group, a company that, among other things, developed, built, owned and operated electric generating and natural gas pipeline facilities. Ms. Barpoulis also brings significant public company board experience from her service on the boards of directors of a number of public companies. Ms. Barpoulis is National Association of Corporate Directors (NACD) Directorship CertifiedTM and is a Board Leadership Fellow, demonstrating her commitment to the highest standards of board leadership and holds a CERT Certificate in Cyber-Security Oversight from Carnegie Mellon University.
Ms. Barpoulis is a member of the Corporate Governance Committee and Chair of the HSSE Committee.

4   Equitrans Midstream Corporation – 2023 Proxy Statement

Kenneth M. Burke	Age 73	Director since November 2018
Mr. Burke was a Partner at Ernst & Young LLP (EY) (a Big Four accounting firm) from October 1982 through June 2004. Mr. Burke served on the board of directors of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) from November 2011 until its acquisition in March 2019. Mr. Burke also was appointed to the boards of directors of the general partners of EQM Midstream Partners, LP (EQM) and EQGP Holdings, LP (EQGP), both of which were publicly traded master limited partnerships controlled by the Company, in September 2018, serving in such capacities until the Company’s acquisitions of the outstanding public common units of each of EQM and EQGP in June 2020 and January 2019, respectively (the acquisition of outstanding public common units of EQM in June 2020, the EQM Merger). Mr. Burke also served on and chaired the Audit Committees of the boards of directors of the general partners of EQM and EQGP. Mr. Burke served as a director of EQT from January 2012 until the Separation.
Qualifications: Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas. Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group. He also co-authored the book “Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation.” During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry. Mr. Burke also has substantial experience as a director of both public and private companies where he has served on and chaired a number of committees.
Mr. Burke is Chair of the Audit Committee and a member of the Corporate Governance Committee.

Diana M. Charletta	Age 50	Director since April 2022
Ms. Charletta was appointed president and chief operating officer of the Company in July 2019, having previously served as executive vice president and chief operating officer of the Company since September 2018. She also served as president, chief operating officer, and a director of the general partner of EQM from July 2019 until the EQM Merger (and was executive vice president, chief operating officer and a director from October 2018 to July 2019), as well as executive vice president, chief operating officer and a director of the general partner of EQGP from October 2018 until the closing of the Company’s acquisition of the outstanding public common units of EQGP in January 2019. In November 2022, Ms. Charletta was appointed to the board of directors of the Southern Gas Association (a natural gas trade association).
Qualifications: Ms. Charletta brings to the Board considerable leadership skills and significant, broad-based industry experience developed over the course of her 30-year career in the industry, including experience in both the production and midstream sectors. In 1992, Ms. Charletta began her energy career with Chevron, working first as a roustabout and then as an engineer. She then joined Quicksilver Resources (formerly Mercury Exploration Company) as a petroleum engineer. Ms. Charletta joined EQT in 2002 as a senior pipeline engineer and continued to move through the ranks, having held various management positions with increasing responsibility. Ms. Charletta provides valuable perspectives to the Board on many of the current and future challenges and opportunities facing the Company.

Equitrans Midstream Corporation – 2023 Proxy Statement   5

Thomas F. Karam	Age 64	Director since November 2018
Mr. Karam was appointed Chairman of the Board of Directors and Chief Executive Officer of Equitrans Midstream in July 2019. Prior to that, Mr. Karam served as President and Chief Executive Officer of Equitrans Midstream since September 2018 and a member of the Board of Equitrans Midstream since November 2018. Prior to Equitrans Midstream, he served as Senior Vice President, EQT Corporation and President, Midstream from August 2018 until the Separation in November 2018. Mr. Karam also served as the Chairman and Chief Executive Officer of EQM’s general partner from July 2019 until the closing of the EQM Merger, and previously served as Chairman, President and Chief Executive Officer, from October 2018 to July 2019, and as President, Chief Executive Officer and director, from August 2018 to October 2018. In addition, Mr. Karam served as Chairman, President and Chief Executive Officer of EQGP’s general partner from October 2018 through the closing of the Company’s acquisition of the outstanding public common units of EQGP in January 2019, as well as President, Chief Executive Officer and director from August 2018 to October 2018. Mr. Karam served on EQT’s board of directors from November 2017 until the Separation. Mr. Karam was the founder and served as Chairman of Karbon Partners, LLC, which invests in, owns, constructs and operates midstream energy assets, from April 2017 to August 2018. Mr. Karam was the founder and previously served as Chairman and Chief Executive Officer of PennTex Midstream Partners, LP, a publicly traded master limited partnership with operations in North Louisiana and the Permian Basin (PennTex), from 2014 until the sale of its general partner to Energy Transfer Partners in 2016.
Qualifications: Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for more than 25 years. Preceding PennTex, he was the founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser), one of the first independent natural gas gathering systems in the northeast Marcellus Shale, from 2010 until 2012 when it was acquired by Williams Partners L.P. Prior to Laser, Mr. Karam was the President, Chief Operating Officer and director of Southern Union Company, where he led its successful transformation from a large local distribution company to one of the largest pipeline companies in the United States at the time. Prior to Southern Union Company, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises and PG Energy, a natural gas utility in central and northeastern Pennsylvania, until its acquisition by Southern Union Company. He began his professional career in investment banking with Legg Mason Inc. and Thomson McKinnon.

6   Equitrans Midstream Corporation – 2023 Proxy Statement

D. Mark Leland	Age 61	Director since January 2020
Mr. Leland served as Interim Chief Executive Officer of Deltic Timber Corporation from October 2016 to March 2017, prior to the company’s merger with Potlatch Corporation to form PotlatchDeltic Corporation (a publicly traded timberland real estate investment trust) (PotlatchDeltic) in February 2018. Mr. Leland has served as a director of PotlatchDeltic since February 2018 where he serves as a member of its Audit Committee and Chair of its Executive Compensation and Personnel Policies Committee. Mr. Leland also served as a director and Chair of the Conflicts Committee and a member of the Audit Committee of Altus Midstream Company (and its predecessor) (a publicly traded midstream company providing gathering processing and transportation services in the Permian Basin) from April 2016 until the company’s merger with BCP Raptor Holdco LP in February 2022 forming Kinetik Holdings Inc. (a publicly traded fully integrated midstream business in the Delaware basin) (Kinetik). Mr. Leland has served as a director of Kinetic since February 2022, where he serves as a member of its Audit Committee and a member of its Corporate Governance and Nominating Committee. Previously, he served as a director and Chair of the Audit Committee of Deltic Timber Corporation from June 2016 to February 2018 and the general partner of Rice Midstream Partners LP (RMP) from December 2014 until its merger with EQM in July 2018. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P. (a publicly traded company providing terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas) from June 2012 to February 2015 and on the board of directors of KiOR, Inc. (a publicly traded renewables fuel company) from June 2013 to March 2015.
Qualifications: Mr. Leland brings extensive operational and financial experience in the midstream energy industry, having served as President of El Paso Corporation’s (El Paso) midstream business unit from October 2009 to May 2012, and as director of El Paso Pipeline Partners, L.P. from its formation in 2007 to May 2012. Among other senior-level roles at El Paso, Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso from August 2005 to October 2009. This experience as well as experience on the boards of numerous publicly traded and private energy companies provide significant contributions to the Board.
Mr. Leland is a member of the Audit Committee and a member of the Compensation Committee.

Norman J. Szydlowski	Age 71	Director since November 2018
Mr. Szydlowski served as President and Chief Executive Officer of SemGroup from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski also has served as a director of HF Sinclair Corporation (a publicly traded petroleum refining company) since March 2022. Mr. Szydlowski served as a director of EQT from November 2017 until the Separation and as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture formed to own and operate solar generation assets) from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018. He also served as a director of the general partner of JP Energy Partners LP (a publicly traded oil and natural gas company) from July 2014 through March 2017, a director of Transocean Partners, LLC (a publicly traded offshore drilling contractor) from November 2014 through December 2016, and a director of the general partner of NGL Energy Partners LP (a publicly traded company specializing in transportation, storage, blending and marketing of crude oils, natural gas, refined products, renewables and water solutions) from November 2011 through April 2014.
Qualifications: Mr. Szydlowski’s experience at SemGroup and before that as Chief Executive Officer of Colonial Pipeline Company (a refined pipeline system) and elsewhere provides him with significant executive and operational midstream experience. In particular, Mr. Szydlowski has a thorough understanding of the midstream business and midstream customers.
Mr. Szydlowski is a member of the HSSE Committee and a member of the Compensation Committee.

Equitrans Midstream Corporation – 2023 Proxy Statement   7

Robert F. Vagt	Age 75	Director since November 2018
Mr. Vagt currently serves as the Lead Independent Director of Equitrans Midstream. Mr. Vagt served as President of Davidson College (an independent liberal arts college) from July 1997 through August 2007, and served as President of The Heinz Endowments (a private philanthropic foundation) from January 2008 through January 2014. Mr. Vagt has served as a director of Kinder Morgan, Inc. (a publicly traded energy infrastructure company) since May 2012, where he serves as a member of the Audit Committee and Chair of its Environmental, Health and Safety Committee. Mr. Vagt previously served as a director of EQT from November 2017 until the Separation and was a director of Rice Energy Inc. (Rice Energy), serving as that board’s independent Chair, Chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through EQT’s acquisition of Rice Energy in November 2017. From January 2014 to July 2018, Mr. Vagt also served on the board of directors of the general partner of RMP (acquired by EQM in July 2018), serving as board Chair from December 2014 through November 2017.
Qualifications: Prior to his service to The Heinz Endowments and Davidson College, Mr. Vagt had significant executive and operational oil and gas industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (an oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (a producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources Corporation (an oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation (a provider of natural gas and related energy products) (now part of Kinder Morgan, Inc.) from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental Committees. Mr. Vagt’s professional background, including operations and management experience in both the public and private sectors, makes him an important advisor and member of Equitrans Midstream’s Board. In addition, Mr. Vagt provides the Board with diversity of perspective gained from service as the President of The Heinz Endowments, as well as from service as the President of Davidson College.
Mr. Vagt is a member of the Audit Committee.

8   Equitrans Midstream Corporation – 2023 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Meetings and Committees
The Board currently has four standing Committees: Audit, Human Capital and Compensation, Corporate Governance, and Health, Safety, Sustainability and Environmental. The Board may from time to time form new Committees, disband an existing Committee and delegate additional responsibilities to a Committee. Our Committees report on their activities to the Board on a routine basis and also make recommendations regarding matters to be approved by the Board. The responsibilities of the Committees are included in written charters, which are reviewed at least annually by the Committees and the Board. All charters may be viewed on the Company’s website at www.equitransmidstream.com by clicking on “About” on the main page and then on “Governance.”
In 2022, the Board made certain adjustments to its Committees in connection with areas of increasing Board focus. In April 2022, the Board renamed the Health, Safety, Security and Environmental Committee, the Health, Safety, Sustainability and Environmental (HSSE) Committee to highlight the Company’s emphasis on, and the importance of, sustainability, as well as the committee’s role in providing oversight of a large number of sustainability matters. Additionally, in April 2022, the Board elected to exercise direct oversight, rather than acting through the HSSE and Audit committees, of information technology and cybersecurity matters given the increasing importance of such matters. Similarly, in July 2022, the Board renamed the Management Development and Compensation Committee, the Human Capital and Compensation Committee and amended its charter to highlight the scope of its responsibilities beyond compensation to encompass other key factors which influence our human capital programs relevant to our workforce, including workplace health and wellness, talent attraction and retention, pay equity, diversity and inclusion, corporate culture and employee engagement initiatives.
The Company does not have a formal policy of requiring its directors to attend the annual meeting, but the Company encourages them to do so. All of our directors participated in the 2022 annual meeting.
In 2022, our Board held 11 meetings, with regular communication between meetings, and each of our directors serving on the Board during 2022 attended at least 95% of the aggregate meetings of our Board and the Committees on which he or she served. The following charts summarize each Committee’s primary responsibilities, membership and number of meetings held in 2022.

Equitrans Midstream Corporation – 2023 Proxy Statement   9

Audit Committee
Members Kenneth M. Burke (Chair) D. Mark Leland Robert F. Vagt	Meetings Held in 2022: 8

Primary Responsibilities:   The Audit Committee assists the Board by overseeing:
➢
the accounting and financial reporting processes of the Company and related disclosure matters;

➢
the audits of the Company’s financial statements;

➢
the integrity of the Company’s financial statements;

➢
the qualifications, independence, and performance of the Company’s registered public accountants;

➢
the qualifications and performance of the Company’s internal audit function; and

➢
compliance with legal and regulatory requirements, including with the Company’s code of business conduct and ethics.

Independence:   Each member of the Committee is independent under the Company’s corporate governance guidelines and applicable New York Stock Exchange (NYSE) listing standards and SEC rules. Each member of the Committee is financially literate. The Board has determined that each of Messrs. Burke, Leland and Vagt qualify as an audit committee financial expert as defined under SEC rules. The designation as an audit committee financial expert does not impose any duties, obligations, or liabilities that are greater than those generally imposed upon a director who is a member of the Committee and the Board. As audit committee financial experts, Messrs. Burke, Leland and Vagt also have accounting or related financial management experience under applicable NYSE listing standards.

Human Capital and Compensation Committee
Members Patricia K. Collawn (Chair)* D. Mark Leland Norman J. Szydlowski	Meetings Held in 2022: 7
* Ms. Collawn was appointed chair of the Compensation Committee on April 26, 2022, following Margaret K. Dorman’s retirement from the Board.

Primary Responsibilities:   The Compensation Committee:
➢
oversees the human capital management matters relevant to the Company’s workforce, including workplace health and welfare, talent attraction and retention, pay equity, diversity and inclusion, corporate culture and employee engagement initiatives and other similar programs;

➢
assists the Board in the discharge of its fiduciary responsibilities relating to agreements with, and the fair and competitive compensation of, the CEO and other executive officers;

➢
reviews, approves and makes awards (or, as applicable, makes recommendations to the Board to make awards) under the Company’s incentive compensation and equity-based plans;

➢
provides oversight for the Company’s benefit plans in accordance with the Committee’s Charter and reviews and approves material amendments to and the adoption of new benefit plans; and

➢
prepares a report for inclusion in the Company’s proxy statement for the annual meeting of shareholders.

The Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, outside legal counsel or other personnel. It may also obtain advice and assistance from internal legal, accounting, human resources and other advisors. Pursuant to its Charter, the Committee may delegate authority and responsibilities to subcommittees as it deems proper provided that no subcommittee shall consist of less than two members.
Independence:   Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities law, including the rules and regulations of the SEC.

10   Equitrans Midstream Corporation – 2023 Proxy Statement

Corporate Governance Committee
Members* Vicky A. Bailey (Chair) Sarah M. Barpoulis Kenneth M. Burke	Meetings Held in 2022: 5
* Margaret K. Dorman served as a member of the Corporate Governance Committee until April 26, 2022.

Primary Responsibilities:   The Corporate Governance Committee is responsible for:
➢
establishing and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as directors;

➢
identifying individuals qualified to become Board members consistent with criteria approved by the Board;

➢
recommending to the Board the director nominees for each annual meeting of shareholders;

➢
reviewing and recommending to the Board any updates to the Company’s corporate governance guidelines;

➢
recommending Committee membership, including a Chair, for each Committee;

➢
recommending an appropriate compensation structure for the directors, including administration of stock-based plans for the directors;

➢
reviewing plans for management succession for all executive officers other than the CEO (which is overseen by the Board);

➢
recommending director independence determinations to the Board;

➢
providing oversight for the corporate governance of the Company, including in connection with the corporate governance aspects of the Company’s policies, programs and strategies related to corporate social responsibility and sustainability and governance-related factors identified as part of the Company’s evaluation of ESG concerns; and

➢
reviewing related person transactions under the Company’s related person transaction approval policy.

Independence:   Each member of the Committee is independent under the Company’s corporate governance guidelines and applicable NYSE listing standards.

Health, Safety, Sustainability and Environmental Committee
Members Sarah M. Barpoulis (Chair)* Vicky A. Bailey Patricia K. Collawn Norman J. Szydlowski	Meetings Held in 2022: 5
* Ms. Barpoulis was appointed chair of the HSSE Committee on April 26, 2022; prior to that, Mr. Szydlowski served as chair.

Primary Responsibilities:   The HSSE Committee:
➢
provides oversight with respect to the Company’s approach to health, safety (including physical security), sustainability and environmental policies, programs and initiatives;

➢
reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company, including, without limitation, the Company’s emergency response preparedness and HSSE matters relating to corporate social responsibility and sustainability and HSSE-related factors identified as part of the Company’s evaluation of ESG concerns;

➢
periodically reviews reports from management with respect to significant risk exposures related to HSSE (including, without limitation, risks relating to energy transition, emissions and climate change, as well as biodiversity matters) and provides feedback to management regarding its approach to monitoring, controlling and reporting on such matters, and apprises the Board of its engagement with management with respect to such matters;

➢
reviews and discusses with management the status of HSSE issues, including compliance with applicable laws and regulations, results of internal compliance reviews and remediation projects; and

➢
ensures that appropriate HSSE goals are in place and evaluates the Company’s progress toward those goals.

Equitrans Midstream Corporation – 2023 Proxy Statement   11

Compensation Process
In discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, the Compensation Committee recommends, and the Board approves, the target TDC for NEOs by establishing base salaries and setting short-term (bonus) and long-term incentive targets. This process includes consideration of the items discussed in more detail in the section titled “Compensation Discussion and Analysis — Determination of Target Total Direct Compensation (TDC)” below. When appropriate, the Compensation Committee also provides certain limited perquisites and other benefits to executive officers and other key employees.
The Compensation Committee, with the approval of the Board, approves the plan designs and performance metrics for all of the Company’s short-term and long-term incentive programs. The Compensation Committee also sets target and maximum metrics and related payouts under the Company’s programs for executive officers and reviews the appropriateness of these for all other Company personnel. After completion of the performance period, the Compensation Committee reviews actual performance in comparison to established metrics to determine the amount of short-term and long-term incentive awards earned for each executive officer and for other Company personnel in total.
With respect to the compensation program for 2022, the Compensation Committee retained the services of Mercer (US) Inc. (Mercer) as its independent consultant to aid the Compensation Committee in performing its duties. Representatives of Mercer provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, discussed in more detail in the section titled “Compensation Discussion and Analysis” below. Representatives of Mercer did not make recommendations on, or approve, the amount of compensation for any executive officer. On August 25, 2022, following a request for proposal process in the ordinary course of business, the Compensation Committee approved the engagement of Pay Governance LLC (Pay Governance) and Pay Governance served as the Committee’s independent compensation consultant for the remainder of 2022. The Company has affirmatively determined that no conflict of interest arose or has arisen in connection with the work of Mercer or Pay Governance as compensation consultant for the Compensation Committee.
The Company’s compensation process includes discussions among the members of the Compensation Committee, other independent directors of the Board, management and the compensation consultant. The Compensation Committee always seeks approval of the Board with respect to the total direct compensation for each executive officer.
Certain executive officers may review information with the Compensation Committee during meetings and may present management’s views or recommendations. During 2022, our executive team occasionally consulted with Willis Towers Watson, its own compensation consultant, when developing its views or recommendations regarding executive compensation matters. The Compensation Committee evaluates these recommendations including, if desired, in consultation with its independent compensation consultant, and takes them into consideration when making the Compensation Committee’s decisions and recommendations. When establishing TDC for executive officers and reviewing actual performance against established metrics, the Compensation Committee considers the CEO’s compensation recommendations. The CEO does not participate in Compensation Committee or Board deliberations about his compensation.
The Compensation Committee has delegated limited authority to Mr. Karam, in his capacity as a director of the Company, to issue special bonus payments and grant certain long-term incentive awards under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended, the ETRN LTIP). These awards must follow established guidelines, are reviewed by the Compensation Committee on a quarterly basis, and include New Hire, CEO, Retention, Discretionary New Hire Awards and, beginning January 1, 2023, Promotion Awards.
The Compensation Committee has approved a pre-established basket to provide for off-cycle New Hire awards pursuant to the following guidelines:
➢
Individuals hired after the annual grant date who would have qualified for a grant may be awarded restricted shares or units prorated, based upon the long-term incentive program target for the position. Under this limited authorization, individual grants may not exceed $75,000.

12   Equitrans Midstream Corporation – 2023 Proxy Statement

The Compensation Committee has also approved a pre-established basket to provide for CEO Awards, Retention Awards, and Discretionary New Hire Awards to individuals pursuant to the following guidelines:
➢
CEO Awards are for the purpose of recognizing individual performance as follows:

◦
Individuals who have received ETRN LTIP grants as part of the annual award cycle are eligible to receive cash awards limited to $20,000 per employee per grant.

◦
Individuals who have not received ETRN LTIP grants as part of the annual award cycle are eligible to receive ETRN restricted units, cash or any combination thereof with the award value limited to $20,000 per employee per grant.

➢
Retention Awards are for the purpose of addressing compensation for key personnel who have been offered employment outside the company with more favorable equity-based compensation arrangements. Individual grants may not exceed $25,000.

➢
Discretionary New Hire Awards consisting of restricted stock units may be made to newly hired employees not otherwise entitled to a New Hire award discussed above on the condition that no award exceeds $25,000 per employee per grant.

Beginning January 1, 2023, the Compensation Committee gave Mr. Karam the authority to grant prorated equity awards, based on the long-term incentive program target for the position, for employees who are newly promoted into long-term incentive program eligible roles, up to a maximum of  $75,000 per award.
Named executive officers (and prior to January 1, 2023, direct reports of the CEO) are not eligible for awards under Mr. Karam’s delegated authority described above.
The Compensation Committee has not delegated its authority to award equity to any other executive officer.
We provide additional information regarding the Compensation Committee and the Company’s policies and procedures regarding executive compensation below under “Compensation Discussion and Analysis.”

Equitrans Midstream Corporation – 2023 Proxy Statement   13

Board Leadership Structure
As described in the Company’s corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the CEO but that both functions may be effectively performed by the same individual. From time to time, generally in connection with succession planning, the Board will consider whether the Chairman and the CEO should be separate, and if separate, whether the Chairman should be an outside director or an inside director. In July 2019, the Board concluded that combining the functions of Chairman and CEO was the most effective leadership structure for the Company and appointed Mr. Karam as the Chairman of the Board. The Board reaffirmed its conclusion in April 2022 and, based on a recommendation of the Corporate Governance Committee, reappointed Mr. Karam as Chairman of the Board for a term expiring at the Board’s 2023 annual meeting. The Board believes the present structure provides the Company and the Board with strong leadership, while promoting appropriate
Our Lead Independent Director:

➢
convenes, presides over and sets agendas for regularly scheduled and special executive sessions of independent/non-management directors (which typically occur at each regularly scheduled meeting of the Board), and calls a meeting of the independent/non-management directors if requested by any other director;

➢
presides over any meeting at which the Chairman is not present;

➢
consults with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviews meeting agendas;

➢
facilitates an assessment process with respect to the Board as a whole as well as for individual directors; and

➢
serves as the designated director to speak with shareholders (when requested) and to receive communications from interested parties.

independent oversight of management, with a strong Lead Independent Director in Mr. Vagt and a board structure that is 78% independent. In addition, a combined Chairman and CEO allows the Company to communicate its business, strategy and value to shareholders, investors, employees, other stakeholders, regulators and the public with a single voice.
Under the Company’s corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director. The Lead Independent Director’s exclusive duties are described in the box on this page.
A Lead Independent Director’s term is generally for one year, but an individual may serve multiple consecutive terms as the Lead Independent Director if recommended by the Corporate Governance Committee and approved by the Board.
In April 2022, the Board, based on a recommendation from the Corporate Governance Committee, re-elected Mr. Vagt to serve as Lead Independent Director of the Board for a one-year term. Mr. Vagt has held this position since the Separation.

14   Equitrans Midstream Corporation – 2023 Proxy Statement

Board’s Role in Risk Oversight
The Company faces a variety of risks, including operational, financial, strategic, and reputational risks. The Board, acting as a whole and through its committees, oversees the Company’s processes for assessing and managing these risks, while management is responsible for the day-to-day management of these risks. Board oversight is conducted primarily through the Audit Committee’s oversight of the Company’s process for assessing major risk exposures and the policies management has implemented to monitor and control such exposures, which includes the Company’s utilization of its Enterprise Risk Committee (ERC), which is a cross functional team of senior management that is responsible for the identification and evaluation of risks. The Board annually reviews the Company’s enterprise risks identified by management. Board oversight also is conducted through the HSSE Committee’s oversight of health, safety, sustainability and environmental risks, and also through the other committees of the Board, as appropriate. In fulfilling its risk oversight role, the Board must consider whether the risk management processes designed and implemented by our management are adequate and functioning as designed to identify our risk exposures and to elevate major and emerging risks for discussion at the Board level.
With the oversight of the Board, our management team has implemented practices, processes and programs designed to identify a broad range of risks that affect the Company, their probability and severity, and to help manage the risks to which the Company is exposed. Through the ERC, the Company uses a structured and systematic approach to identify and evaluate risks with potential to have a financial or strategic impact on the business, which results are reported to the Board. The ERC identifies and evaluates risks based on likelihood, impact, mitigation effectiveness, velocity/time horizon, inherent risk, and residual risk.
In furtherance of the Board’s oversight responsibilities and the Company’s day-to-day management of risk, Company management meets as needed with external advisors to discuss risks applicable to the Company and obtains perspectives which inform management’s discussions with the Board.
The Board
➢ Reviews the major risks facing the Company and delegates oversight of certain major risks to applicable Board Committees ➢ Reviews the options for mitigating major risks facing the Company
While the full Board has overall responsibility for risk oversight, our board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk and regarding risk-related processes.

Audit Committee
➢
Discusses the Company’s process for assessing major risk exposures and the guidelines and policies management has implemented to monitor and control such exposures, including the Company’s financial risk exposures, including financial statement risk and such other risk exposures as may be delegated by the Board to the Committee for oversight, and the Company’s risk management guidelines and policies

➢
Reviews the integrity of the Company’s financial statements

➢
Reviews the qualifications, independence and performance of the Company’s registered public accountants

➢
Reviews the qualifications and performance of the Company’s internal audit function

Corporate Governance Committee
➢
Oversees governance of the Company, including its director compensation structure, and is committed to governance that is in full compliance with law, reflects good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company

➢
Identifies board nominees of the highest possible caliber to provide insightful, intelligent, and effective guidance to management

➢
Reviews plans for management succession

➢
Reviews periodically and makes recommendations regarding the Company’s risks as may be delegated to the Committee by the Board

Equitrans Midstream Corporation – 2023 Proxy Statement   15

Human Capital and Compensation Committee
➢
Oversees the performance of an annual risk assessment of the Company’s compensation policies and practices

➢
Reviews periodically and makes recommendations regarding the Company’s risks as may be delegated to the Committee by the Board

Health, Safety, Sustainability and
Environmental Committee
➢
Provides input and direction to management and the Board about the Company’s approach to HSSE policies, programs and initiatives (including those relating to the Company’s emergency response preparedness), and reviews the Company’s activities in those areas

➢
Reviews periodically reports and makes recommendations regarding the Company’s HSSE risks (including, without limitation, risks relating to energy transition, emissions and climate change, as well as biodiversity matters) and other risks as may be delegated to the Committee by the Board

➢
Maintains awareness of, and provides updates to the Board with respect to, current trends, developments, research, and other emerging issues relating to HSSE which affect or which could affect the Company, including trends in legislation, proposed regulations and industry best practices

Management

➢
The ERC is composed of certain executive officers and other members of management who oversee day-to-day risk management, meets quarterly (or more frequently as desirable) throughout the year to review the full set of risks, prioritize and address the Company’s major risk exposures and consider new or emerging risks, the results of which are reported to the Board

➢
The Company’s Risk Manager, with support from the Strategic Planning and IT teams, facilitates ERC meetings to evaluate new or previously identified risks, their classifications, and emerging or impactful issues or events. The ERC reviews and scores new or previously identified risks in each classification and uses a formula-based approach to determine the inherent risk of each issue

➢
The ERC (a) identifies, assesses, and recommends mitigation efforts with respect to key enterprise risks and emerging risks of the Company and its subsidiaries and (b) provides guidance for enterprise risk management activities. The activities of the ERC are subject to oversight by the Company’s Audit Committee

➢
The Risk Manager also reports periodically to the Board or designated Board committees regarding the status of enterprise risk management activities, including the results of periodic risk assessments

Director Nominations
The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board for approval the requisite skills and characteristics to be found in individuals who will serve as members of the Board. The Committee strives to ensure that the Board consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to, and effective oversight of, management. The Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the Board for approval the slate of directors to be recommended for nomination for election at the Company’s annual meeting of shareholders.
When assessing new director candidates for nomination, regardless of who recommends the candidate for consideration, the Corporate Governance Committee will consider the background, diversity, personal characteristics and business experience of the candidate against the ideal attributes identified below.

16   Equitrans Midstream Corporation – 2023 Proxy Statement

Candidates generally possessing these attributes are further evaluated against the current needs of the Company to determine the appropriate fit in light of overall Board composition. The Corporate Governance Committee reviews the attributes from time to time and recommends revisions for approval by the Board as the Corporate Governance Committee considers appropriate.

Individual Attributes

Character | **Leadership** | **Experience** | **Network** | **Commitment**

Our ideal candidates…

- ✓ Possess integrity, competence, insight, creativity, and dedication
- ✓ Are able to work in a collegial manner, while constructively engaging board members to enhance decision making
- ✓ Have experience as a board member or as a senior executive of a public company or a significant private entity
- ✓ Possess broad business experience
- ✓ Have a strong network of business and industry contacts
- ✓ Have ability to exercise seasoned business judgment on significant issues facing the Company
- ✓ Have experience in the Company's industry or experience relevant to the Company's needs
- ✓ Are willing to spend the time and effort required to learn critical aspects of the operations of the Company and to function effectively as a director
- ✓ Have no conflict of interest
- ✓ Meet the applicable standards of independence and other regulatory qualifications
- ✓ Possess attributes deemed to be appropriate given the then current needs of the Board

Board Composition

Diverse | **Experienced** | **Effective**

Our Board as a whole…

- ✓ Benefits from diversity of background, perspective, business experience, and skills
- ✓ Includes diversity of ethnicity, gender, and age

As indicated in the Corporate Governance Committee’s charter, the Corporate Governance Committee will consider, in its normal course, submissions from shareholders in making its recommendations for director nominees. Any shareholder desiring to recommend an individual to serve as a director of the Company should submit the information listed below to the Corporate Governance Committee Chair, care of the Corporate Secretary. The Corporate Governance Committee will consider recommendations received no earlier than the close of business on December 27, 2023, and no later than the close of business on January 26, 2024. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees under Rule 14a-19 under the Exchange Act must comply with the requirements of the Company’s Bylaws, including providing the notice required under Rule 14a-19 by January 26, 2024 and complying with the requirements of Rule 14a-19 and Sections 1.09 and 1.10 of the Company’s Bylaws. The Company will disregard any proxies solicited for a shareholder’s director nominees if such shareholder fails to comply with such requirements.
A submitting shareholder must provide the following:
➢
The information required by Sections 1.09 and 1.10 of the Company’s Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s timely written notice; (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee’s executed irrevocable conditional resignation letter.

➢
Updates and supplements to any information previously submitted to the Corporate Secretary.

Equitrans Midstream Corporation – 2023 Proxy Statement   17

➢
With respect to solicitations under Rule 14a-19, reasonable evidence, including the shareholder’s certification, that it has met the requirements of Rule 14a-19(a)(3).

➢
In addition, the Company may require the shareholder to provide such further information as the Company may reasonably request and may require any proposed nominee to submit to interviews with the Board or any committee thereof.

Additionally, as set forth in Section 1.11 of the Company’s Bylaws, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by the Company and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in the Company’s proxy statement director nominees constituting the greater of  (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by the Company’s Corporate Secretary not earlier than the close of business on October 4, 2023 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and not later than the close of business on November 3, 2023 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting) and include the following:
➢
The information required by Sections 1.09 and 1.10 of the Company’s Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s timely written notice; (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee’s executed irrevocable conditional resignation letter.

➢
The information required by Section 1.11 of the Company’s Bylaws, including, but not limited to, (i) all other questionnaires required of the Company’s directors; and (ii) such additional information as is necessary to permit the Board to determine that the director nominee is independent and that the nominee’s service as a member of the Board would not violate any applicable law, rule or regulation, or the NYSE listing standards.

Please see “Corporate Secretary Contact Information” under the caption “Additional Information” on page 64.

18   Equitrans Midstream Corporation – 2023 Proxy Statement

Contacting the Board
Interested parties may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to ETRNPresidingDirector@equitransmidstream.com. You may also write to the Lead Independent Director, the
ETRN Board of Directors
ETRNPresidingDirector@equitransmidstream.com
Equitrans Midstream Corporation Attn: Lead Independent Director C/O Corporate Secretary 2200 Energy Drive Canonsburg, Pennsylvania 15317
entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania 15317. The Corporate Secretary will open the communication and promptly deliver it to the Lead Independent Director or the named director, unless the communication is junk mail or a mass mailing.
Governance Principles
The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics, and charters for each Committee of the Board. The corporate governance page can be found at www.equitransmidstream.com, by clicking on the “About” link on the main page and then on the “Governance” link. The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics, and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary. See “Corporate Secretary Contact Information” under the caption “Additional Information.”

Equitrans Midstream Corporation – 2023 Proxy Statement   19

The Board is committed to strong corporate governance practices. Through the Corporate Governance Committee, the Board monitors its corporate governance policies and practices against evolving best practices. Below are highlights of some of our corporate governance policies and practices.
Corporate Governance Highlights

➢
The Board has adopted corporate governance guidelines

➢
Our directors are elected annually for a term of one year

➢
We have a Lead Independent Director with defined duties

➢
Seven of the nine members of the Board and six of our eight nominees are independent of the Company and its management

➢
The Board’s independent/non-management directors meet regularly in executive session, and the Lead Independent Director presides over and sets the agenda for sessions of the independent/non-management directors

➢
All members of each of the Audit, Compensation, Corporate Governance and HSSE Committees are independent of the Company and its management

➢
Each of the Audit, Compensation, and Corporate Governance Committees has a charter that meets applicable legal requirements and reflects good corporate governance

➢
The HSSE Committee has a charter that reflects good corporate governance

➢
The Board and each Board Committee engage in annual self-assessments

➢
The Company’s directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities

➢
The Company has a code of business conduct and ethics applicable to all employees and directors of the Company

➢
Our Bylaws require that any nominee for election to the Board who does not receive a majority of the votes cast in favor of that director’s election to the Board in an uncontested election must tender his or her conditional resignation to the Board

➢
The Company has robust stock ownership requirements for executive management and the members of the Board

➢
A director may not be nominated for re-election to our Board after the director has 12 years of service on our Board

➢
Our Bylaws provide that shareholders meeting certain requirements may submit candidates for director to be included in our proxy statement

➢
The Compensation Committee has adopted a robust clawback policy, applicable to current and former executive officers of the Company

➢
We do not have supermajority voting requirements in our Articles of Incorporation and Bylaws

Shareholder Engagement
We value feedback from our shareholders and are committed to engaging in an active dialogue with our shareholders year-round. During 2022, our management team spent a significant amount of time meeting with and speaking to our shareholders. We welcome feedback from our shareholders and strive to maintain the best governance, compensation and oversight practices.
Sustainability and Corporate Responsibility
We embrace working to conduct business in a socially responsible and ethical manner. We believe that our continued focus and execution on ESG and sustainability initiatives over time will serve to distinctly position us and create value. We aim to operate with integrity, accountability and transparency by respecting all

20   Equitrans Midstream Corporation – 2023 Proxy Statement

stakeholders, and are focused on identifying and executing on ESG and sustainability initiatives while further integrating corporate responsibility and ESG concerns into our business strategy and decision-making throughout the organization. We have highlighted below certain important steps that we have taken to further communicate, structure, and embed within our operations our sustainability practices.
➢
Continued Enhanced Transparency Through Sustainability Reporting.   In 2022, we published our third annual corporate sustainability report (CSR), in accordance with the most recent set of Global Reporting Initiative (GRI) Universal and Topic Standards, as well as GRI’s Oil and Gas Sector Standards, and the Sustainability Accounting Standards Board (SASB) Oil & Gas — Midstream Standards. Our 2022 CSR highlights our top-tier ESG topics and external stakeholder engagement. Our 2022 CSR builds and expands on our 2021 CSR by leveraging inputs from internal and external stakeholders and supplemental sources, including GRI, SASB, industry associations, agencies and various sustainability frameworks in order to identify and report on the ESG topics that we believe are most significant to our business and stakeholders. As a result of our review of this input, we identified public policy and regulatory relations, water management, security/cybersecurity, and waste management as important ESG topics, which we reported on as material topics for the first time. The 2022 CSR also outlined our continued success during 2021 in improving our environmental, health, and safety metrics, including progress made during such period towards our commitment to reduce methane emissions from our natural gas pipeline assets and other initiatives to reduce greenhouse gas emissions (GHG) from our operations, as well as enhanced our discussion of ongoing social programs and policies, including those relevant to our human capital management.

In 2022, we also submitted and received a score of  “B” for our first voluntary CDP Water Security Questionnaire response, which includes data from our comprehensive evaluation of our water sourcing, usage and consumption. We also received an improved score of  “B” on our second CDP Climate Change Questionnaire response, through which we provided additional transparency about our climate governance, strategy, risks, and opportunities. Providing this information to our investors, customers, and other stakeholders demonstrates our focus on mitigating our climate impact-related matters and preparing for the transition to a lower-carbon economy. Additionally, in 2022, we completed a Task Force on Climate-related Financial Disclosure (TCFD) readiness assessment, in which we prepared a gap analysis as the first step in our efforts toward implementing this global standard on ESG reporting.
➢
Clear Board and Executive Oversight of Sustainability and Corporate Responsibility.   Our Board of Directors, acting through its committees, oversees our policies, programs, and strategies related to corporate social responsibility and sustainability, including ESG matters and related risks and opportunities, such as those related to climate change, and regularly receives reports from our Chief Sustainability Officer (CSO) and broader management. In April 2022, the Board renamed the Health, Safety, Security and Environmental Committee the Health, Safety, Sustainability and Environmental Committee to highlight the Company’s emphasis on, and the importance of, sustainability, as well as the committee’s role in providing oversight of a large number of sustainability matters. Additionally, in 2022 we modified our executive oversight structure such that our CSO reports directly to the Chief Executive Officer of the Company, thereby further elevating our continued internal focus on, and underscoring our belief on the importance of, ESG and sustainability efforts. Our management-level Enterprise Risk Committee is responsible for reviewing, prioritizing and addressing our major risk exposures and considering new or emerging risks, including related to ESG. In 2022, we continued to utilize our management-level ESG Committee and ESG Working Groups (with the addition of a water-focused working group) to help implement and manage the day-to-day efforts and actions related to material ESG and sustainability topics. The ESG Working Groups are directly overseen by our CSO through the ESG Committee.

We consider sustainability-focused risks and opportunities in establishing our strategic and capital spending processes. For example, in support of our published climate policy and GHG reduction goals, in 2022 we made investments to replace gas-driven pneumatics with instrument air systems and high-bleed pneumatic devices with low- or intermittent-bleed controllers to reduce methane emissions relative to 2019 baseline levels. Further, our new compressor station designs employ reduced methane emission strategies such as non-venting shutdowns, compressed air pneumatics, electric motor dehydration pumps, and vent gas recovery to suction. We expect to continue to pursue strategic sustainability initiatives as appropriate, including in respect of climate change.
➢
Publication of Our Environmental Justice Policy.   In July 2022, we adopted our Environmental Justice Policy, which we believe is an important step taken in addition to our initial Climate Policy, and other

Equitrans Midstream Corporation – 2023 Proxy Statement   21

policies and statements that outline our commitment to incorporating sustainability throughout our operations, including our Human Rights Policy, Supplier Code of Conduct, Stakeholder Engagement and Community Investment Plan, and a Biodiversity Statement. Our Environmental Justice Policy focuses on incorporating environmental justice principles and community feedback in our project planning including through meaningful community engagement, targeted outreach to tribal and indigenous communities, environmental justice-focused training and measuring progress toward environmental justice goals. In furtherance of such initiatives, in October 2022 our Board and senior management participated in environmental justice training.
➢
Continuing to Link Compensation to Meaningful Safety and Sustainability Goals.   Building on our continued emphasis of safe operations — above all else — and the Company’s continued efforts to institutionalize its commitment to and pursuit of achievement of ESG and sustainability initiatives and recognizing shareholders’ and other stakeholders’ continued focus on ESG and sustainability matters, particularly in respect of climate change, the Compensation Committee determined to increase the focus on sustainability metrics in the 2022 short-term incentive program (STIP), in which all employees, including executives, participate. First, the Compensation Committee determined to again include a methane emissions mitigation metric, which provided that the Company undertake and complete certain projects to achieve targeted methane emissions mitigation. Second, the Compensation Committee added a new sustainability metric reflecting the Company’s timely completion and submission of the voluntary CDP Water Security Questionnaire response, which included a comprehensive water inventory. To further enhance the Company’s safety performance culture, the Compensation Committee utilized the Safety Proactivity Rate, which is based in part on the previously utilized Incidents with Serious Potential rate and takes into account observations with serious potential, and has a target that resets each quarter, which the Compensation Committee believes rewards sustained performance and promotes continued focus on safe operations throughout the entire year.

➢
Founding member of newly formed Appalachian Methane Initiative (AMI).   In January 2023, the Company, along with Chesapeake Energy Corporation and EQT Corporation, formed AMI, a coalition committed to further enhancing methane monitoring throughout the Appalachian Basin and facilitating additional methane emissions reduction in the region. AMI’s efforts are intended to promote greater efficiency in the identification and remedy of potential fugitive methane emissions from operations in the Appalachian Basin through coordinated satellite and aerial surveys on a geographic-basis, as opposed to an operator-specific basis, while taking into account advanced methane monitoring and reporting frameworks. Additionally, the coalition will seek to coordinate and share best practices in mitigating methane emissions from natural gas operations, including production and midstream, and collaborate on activities and monitor results through transparent, publicly available reporting.

More information regarding our sustainability initiatives is available on our website (www.equitransmidstream.com) by selecting the “Sustainability” tab on the main page. Information included on our website, including the CSR, CDP Climate Change Questionnaire Response, and other ESG reports, and any other policies or codes, is not incorporated into this proxy statement.
Director Independence
The NYSE listing standards and our governance documents require a majority of our directors and each member of our Audit, Compensation and Corporate Governance Committees to be independent. For a director to be considered independent, the Board must annually determine that he or she has no material relationship with the Company except as a director. To assist it in determining director independence, the Board established guidelines that meet or exceed the independence requirements under the NYSE listing standards. These corporate governance guidelines may be found on the Company’s website at www.equitransmidstream.com by clicking on “About” on the main page and then on “Governance.”
The Board considers all relevant facts and circumstances in making an independence determination. Any relationship involving a Company director that complies with the independence standards included in the Company’s corporate governance guidelines and is not otherwise a related person transaction under the Company’s related person transaction approval policy (the related person transaction policy) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence. In the first quarter of 2023, our Board, in coordination with our Corporate Governance Committee, made an independence determination for each of our directors and affirmatively determined that all our directors are independent, other than Mr. Karam and Ms. Charletta.

22   Equitrans Midstream Corporation – 2023 Proxy Statement

Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an affiliated person of the Company as described in the Audit Committee charter. See “Equity-Based Compensation” under the caption “Directors’ Compensation” below for a description of the stock ownership guidelines for directors.
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a related person transaction policy. Under the policy, it is the responsibility of the Corporate Governance Committee to conduct a prior review of Related Person Transactions (as defined below) not otherwise approved by the independent members of the Board. Company management, with the assistance of the Company’s legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction. This determination is based on a review of the facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires. If it is determined that a transaction is a Related Person Transaction that has not been approved by the Board, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review. The Corporate Governance Committee, or in certain cases the Chair of the Corporate Governance Committee followed by a report to the Corporate Governance Committee, determines whether to approve, revise, reject, or take other action with respect to the Related Person Transaction.
Under the related person transaction policy, a Related Person Transaction is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest in the transaction. A Related Person is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.
Under the policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval:
➢
transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee;

➢
transactions involving compensation and benefits paid to a director for service as a director of the Company;

➢
transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as (i) an employee or executive officer, (ii) a director, or (iii) a beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of  $1,000,000 or 2% of the other company’s consolidated gross revenue;

➢
transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the Company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis (e.g., payment of dividends);

➢
transactions where the rates or charges involved are determined by competitive bids;

➢
transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation;

➢
transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

➢
charitable contributions, grants or endowments by the Company or the Company’s charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person’s only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of  $1,000,000 or 2% of the recipient’s consolidated gross revenue.

The related person transaction policy does not limit or affect the application of the Company’s code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any

Equitrans Midstream Corporation – 2023 Proxy Statement   23

activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors’ or executive officers’ duties to the Company. Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.
Related Person Transactions with Directors and Executive Officers
No reportable transactions between the Company and any of its directors or executive officers occurred during 2022, and there are no such proposed transactions.
Related Person Transactions with EQT
A discussion of related person transactions with EQT is attached on Appendix A to this Proxy Statement. Based solely on information reported by EQT in a Schedule 13G/A filed with the SEC on April 28, 2022, EQT was no longer a related party of the Company as of April 22, 2022.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of Equitrans Midstream at any time. During 2022, no Equitrans Midstream executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of Equitrans Midstream’s Compensation Committee or Board of Directors served as an executive officer.

24   Equitrans Midstream Corporation – 2023 Proxy Statement

DIRECTORS’ COMPENSATION
The Corporate Governance Committee reviews and the Board approves director compensation on an annual basis. No compensation is paid to employee directors for their service as directors. The Corporate Governance Committee engaged Mercer to review director compensation for 2022. Mercer performed a review of the compensation paid to our non-employee directors relative to the Compensation Peer Group (defined below) and a group of industry peer companies identified by Mercer. In light of the non-employee directors’ roles and responsibilities and after considering director compensation at relevant peer group companies, Mercer recommended the following non-employee director cash and equity-based compensation, which was approved by our Board for the 2022 calendar year.
Compensation Feature
Annual cash retainer — Board member	$100,000
Annual cash retainer — Committee Chair	Audit: $20,000 Compensation: $20,000 All other Committees: $15,000
Annual cash retainer — Committee member (excluding the Chair)	Audit: $7,500 Corporate Governance, Compensation, HSSE: None
Annual retainer — Chairman of the Board and Lead Independent Director	Chairman: $0 Lead Independent Director: $25,000
Deferred stock units	Value equal to $150,000
Equity-Based Compensation
The Company grants to each non-employee director, on an annual basis, stock units under the ETRN LTIP, the payouts of which are deferred under Equitrans Midstream’s Amended and Restated Directors’ Deferred Compensation Plan (the Director Plan). Each deferred stock unit vests upon award and will be payable upon termination of service as a director of Equitrans Midstream. Each deferred stock unit is equal in value to one share of Equitrans Midstream common stock and does not have voting rights. The deferred stock unit awards are automatically deferred into the Director Plan, and dividends thereon are credited quarterly in the form of additional deferred stock units.
Newly elected non-employee directors of Equitrans Midstream are generally expected to receive an equity grant upon joining the Board equal to the pro-rata amount of the then applicable annual grant.
Deferred Compensation
The Company maintains the Director Plan. Under the Director Plan, in addition to the automatic deferral of deferred stock unit awards, non-employee directors are permitted to elect to defer up to 100% of their retainers and any fees into the Director Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds. Prior to the deferral, plan participants are required to irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments. Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock will be distributed in shares of Company common stock. Distributions will be made or, if applicable, commence following termination of service as a director. The directors’ deferred compensation accounts are unsecured obligations of the Company. Mr. Szydlowski and Ms. Collawn deferred fees under the Director Plan during 2022.

Equitrans Midstream Corporation – 2023 Proxy Statement   25

Stock Ownership Guidelines
The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual cash retainer. Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the stock ownership guidelines. Each of the Company’s non-employee directors satisfies the stock ownership guidelines or is within the five-year grace period.
Other
➢
All directors are eligible to participate in the Matching Gifts Program of the Equitrans Midstream Foundation on the same terms as Company employees. Under this program, the Equitrans Midstream Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of  $50,000 per director in any calendar year.

➢
The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities. The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

2022 Directors’ Compensation Table
The table below shows the total 2022 compensation of the Company’s non-employee directors.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ms. Bailey	115,000	150,033	37,320	302,353
Ms. Barpoulis	110,220	150,033	11,049	271,302
Mr. Burke	120,000	150,033	49	270,082
Ms. Collawn	113,626	150,033	49	263,708
Ms. Dorman(4)	38,242	150,033	—	188,275
Mr. Leland	107,500	150,033	49	257,582
Mr. Szydlowski	104,780	150,033	25,049	279,862
Mr. Vagt	132,500	150,033	50,049	332,582

(1)
Includes annual cash retainers and committee chair fees, some of which have been deferred at the election of the director.

(2)
This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2022. On January 1, 2022, the Company granted 14,510 deferred stock units with a grant date fair value of $150,033 to each non-employee director serving at that time. The grant date fair value is computed as the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the Company’s common stock on the business day prior to the grant date, which was $10.34 on December 31, 2021.

(3)
This column reflects (i) annual premiums paid for life insurance and travel accident insurance policies ($48.74 per director); and (ii) the following matching gifts made to qualifying organizations under the Equitrans Midstream Foundation’s Matching Gifts Program: Ms. Bailey — $37,271; Ms. Barpoulis — $11,000; Mr. Szydlowski — $25,000; and Mr. Vagt — $50,000.

(4)
Ms. Dorman did not stand for re-election at the 2022 annual meeting of shareholders and therefore ceased being a director on April 26, 2022.

26   Equitrans Midstream Corporation – 2023 Proxy Statement

EQUITY OWNERSHIP
Stock Ownership of Significant Shareholders
The following shareholders reported to the SEC or, in the case of the Series A Preferred Shares, to the Company, that they owned more than 5% of the Company’s (i) outstanding common stock or (ii) outstanding Series A Preferred Shares as of December 31, 2022:
Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding	Shares of Series A Preferred Stock Beneficially Owned	Percent of Series A Preferred Stock Outstanding
Capital International Investors(1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	53,000,392	12.2%	—	—
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	51,729,117	12.0%	7,719,392	25.7%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	46,363,990	10.7%	—	—
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	31,316,116	7.2%	—	—
GSO Equitable Finance LP 345 Park Avenue, 31st Floor New York, NY 10154	—	—	5,925,591	19.7%
D.E. Shaw Galvanic Portfolios, L.L.C.(5) 1166 Avenue of the Americas New York, NY 10036	—	—	8,039,565	26.8%
NB Burlington Aggregator LP(6) 1290 Avenue of the Americas, 24th Floor New York, NY 10104	—	—	3,752,308	12.5%

(1)
Information based on Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2023 reporting that Capital International Investors (CII) has sole voting power over 51,088,049 shares and sole dispositive power over 53,000,392 shares. CII is a division of Capital Research and Management Company (CRMC), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the investment management entities). CII’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” CII is deemed to be the beneficial owner of 53,000,392 shares.

(2)
Information regarding ownership of shares of common stock is based on Amendment No. 1 to Schedule 13G filed with the SEC on January 26, 2023, reporting that BlackRock, Inc. has sole voting power over 50,908,517 shares and sole dispositive power over 51,729,117 shares.

(3)
Information based on Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2023 reporting that The Vanguard Group has sole dispositive power over 46,562,473 shares, shared voting power over 426,683 shares, and shared dispositive power over 801,517 shares.

(4)
Information based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2023 reporting that T. Rowe Price Associates, Inc. (Price Associates) had sole dispositive power over 31,316,116 shares and sole voting power over 12,091,702 shares.

(5)
D. E. Shaw Galvanic Portfolios, L.L.C. holds 8,039,565 Series A Preferred Shares. D. E. Shaw Galvanic Portfolios, L.L.C. has the power to vote or to direct the vote of  (and the power to dispose or direct the disposition of) the Series A Preferred Shares directly owned by it. D. E. Shaw & Co., L.P. (DESCO LP), as the managing member of D. E. Shaw Adviser II, L.L.C. (Adviser II), which in turn is the investment adviser of D. E. Shaw Galvanic Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. D. E. Shaw & Co., L.L.C. (DESCO LLC), as the managing member of

Equitrans Midstream Corporation – 2023 Proxy Statement   27

D. E. Shaw Manager II, L.L.C. (Manager II), as the manager of D. E. Shaw Galvanic Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Series A Preferred Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (DESCO Inc.), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. D. E. Shaw & Co. II, Inc. (DESCO II Inc.), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. None of DESCO LP, DESCO LLC, Adviser II, Manager II, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Series A Preferred Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Series A Preferred Shares. David E. Shaw disclaims beneficial ownership of the Series A Preferred Shares.
(6)
NB Alternatives Advisors LLC has sole voting and dispositive power over all 3,752,308 shares held by NB Burlington Aggregator LP.

Equity Ownership of Directors and Executive Officers
The table below provides the number of shares of Company common stock beneficially owned by the Company’s directors and NEOs and all directors and executive officers of the Company as a group as of February 10, 2023, determined under SEC rules, which include Company shares they had the right to acquire within 60 days after February 10, 2023. At the close of business on February 10, 2023, Equitrans Midstream had 434,427,797 shares of common stock outstanding. None of the executive officers or directors of the Company beneficially own any Series A Preferred Shares of the Company. Under SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all Company common stock beneficially owned by them, subject to community property laws where applicable. None of the shares of Company common stock are subject to a pledge.
Name	Common Stock (1)	Percent of Class (2)
Non-Employee Directors:
Vicky A. Bailey	93,580	*
Sarah M. Barpoulis	55,266	*
Kenneth M. Burke	137,652	*
Patricia K. Collawn	86,610	*
D. Mark Leland	111,869	*
Norman J. Szydlowski	130,007	*
Robert F. Vagt	103,063	*
Executive Officers:
Thomas F. Karam(3)	1,053,456	*
Diana M. Charletta(4)	229,874	*
Stephen M. Moore	107,951	*
Kirk R. Oliver(5)	125,925	*
Brian P. Pietrandrea	29,103	*
Directors and Named Executive Officers as a Group: (12 individuals)	2,264,356	*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects shares held of record and shares owned through a bank, broker or other nominee, including shares owned through the Company’s 401(k) plan. For the directors, this column includes deferred stock units, including accrued dividends, to be settled in Company common stock, and over which the directors have no voting or investment power prior to settlement, in the following amounts: Ms. Bailey — 91,140 units; Ms. Barpoulis — 55,266 units;

28   Equitrans Midstream Corporation – 2023 Proxy Statement

Mr. Burke — 91,140 units; Ms. Collawn — 47,442 units; Mr. Karam — 4,391 units; Mr. Leland — 54,972 units; Mr. Szydlowski — 76,693 units; and Mr. Vagt — 76,694 units. For Ms. Collawn and Mr. Szydlowski, this column also includes 39,168 and 53,314 deferred stock units, including accrued dividends, respectively, that will be settled in common stock in connection with the deferral of director fees, over which Ms. Collawn and Mr. Szydlowski have sole investment but no voting power prior to settlement.
(2)
This column reflects for each of the NEOs and directors, as well as all NEOs and directors as a group, the total Company shares beneficially owned as a percentage of the sum of the Company’s outstanding shares at February 10, 2023, and all deferred stock units (including accrued dividends) that will be settled in Company common stock upon termination of the director’s service.

(3)
Shares beneficially owned include (i) 541,000 shares that are held in E.T. Associates, L.P., of which Mr. Karam has sole voting and shared investment power; (ii) 20,000 shares that are held by Mae Rose Partners, LP, of which Mr. Karam shares voting and investment power; and (iii) 25,000 shares that are held by Lakeside Drive Associates, Inc., of which Mr. Karam shares voting and investment power.

(4)
Shares beneficially owned include 7,280 shares owned by Ms. Charletta’s husband, of which 83 shares are held in his personal individual retirement account.

(5)
Shares beneficially owned include 30,118 shares that are held in a trust of which Mr. Oliver is a co-trustee and in which he shares voting and investment power.

Equitrans Midstream Corporation – 2023 Proxy Statement   29

EXECUTIVE COMPENSATION INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis (CD&A) describes the objectives, principles and components of the material elements of our compensation program for our named executive officers (NEOs). This CD&A focuses on the programs and related compensation for our NEOs in 2022.
Our 2022 Named Executive Officers
As of December 31, 2022, our NEOs were:
➢
Thomas F. Karam, Chairman and Chief Executive Officer

➢
Kirk R. Oliver, Senior Vice President and Chief Financial Officer

➢
Diana M. Charletta, President and Chief Operating Officer

➢
Stephen M. Moore, Senior Vice President and General Counsel

➢
Brian P. Pietrandrea, Vice President and Chief Accounting Officer

Our NEOs have significant experience in the energy industry and possess the necessary skills and business acumen to continue to better position and grow our business.
This CD&A is divided into the following sections:

30   Equitrans Midstream Corporation – 2023 Proxy Statement

Executive Summary
COMPENSATION PHILOSOPHY AND OVERVIEW
➢
The Human Capital and Compensation Committee (for purposes of this CD&A, the Committee) functions independently from management in overseeing compensation programs and practices.

➢
The compensation program includes three key elements (base salary, annual incentives and long-term incentives) and seeks to align total direct compensation (TDC) for our NEO positions with our Compensation Peer Group (defined below) using market comparables and other relevant information.

➢
The program is designed to pay for performance and is weighted towards variable pay which requires the Company to achieve well-defined performance metrics in order for NEOs to realize performance-based annual and long-term incentives.

➢
Except as set forth below under the sections “Health Benefits” and “Limited Perquisites,” retirement and other benefit programs are the same for all employees and executive perquisites are limited.

➢
The program delivers transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term and sustainable shareholder value.

COMPANY HIGHLIGHTS IN 2022
➢
Delivered 2022 net cash provided by operating activities of approximately $846 million and 2022 Free Cash Flow (defined below) of approximately $380 million.

➢
Recorded 71% of total operating revenue from firm reservation fees.

➢
Furthered our progress in developing our sustainability program and reporting by completing our first voluntary CDP Water Security questionnaire, for which we received a grade of  “B.”

➢
Building upon our methane emissions mitigation aspirations and efforts in such respect in 2021, set a compensation goal for the 2022 Executive Short-Term Incentive Plan (ESTIP) related to undertaking and completing certain projects to achieve targeted methane emissions mitigation, which resulted in an 8.04% annualized reduction in methane emissions relative to 2019 amounts (including Eureka Midstream Holdings, LLC (Eureka Midstream) and excluding the Mountain Valley Pipeline (MVP)).

➢
Developed and implemented a “Safety Proactivity Rate,” which is designed to be used as a component of the health, safety, sustainability and environmental (HSSE) performance metric under the 2022 ESTIP, to incentivize continuing proactive, Company-wide focus on safety efforts each quarter throughout 2022, and, regarding safety, observed a 73% increase in departments participating in observations related to safety concerns and realized two peer-to-peer and two remote worker observations with serious potential.

➢
Achieved a Days Away, Restricted or Transferred (DART) rate reduction year-over-year of 73%, which is approximately 4% better than the national average and approximately 50% better than the industry average.

➢
Completed an EQM Midstream Partners, LP (EQM) senior notes offering in June 2022 resulting in net proceeds of approximately $984.5 million, which was primarily used to repay outstanding indebtedness under other tranches of EQM senior notes, improving the Company’s debt maturity schedule.

➢
Began mixed-use water system buildout, including commencing operations of the first above ground storage facility.

Equitrans Midstream Corporation – 2023 Proxy Statement   31

HOW DID WE PAY OUR NEOS IN 2022?
➢
Made adjustments where appropriate to our NEOs’ fixed and incentive pay opportunities as merited by the Committee’s evaluation of the executive’s performance and evaluation of competitive pay practices.

➢
Retained our historical annual incentive program design under our ESTIP reflecting financial and HSSE metrics.

➢
Amounts earned under the 2022 plan year for the ESTIP were based on achievement of three performance metrics: Economic Adjusted EBITDA (defined below), Free Cash Flow and HSSE metrics. The 2022 ESTIP payout was 161% of target, which was an approximately 5 percentage point lower payout than the ESTIP metrics nominally provided for in 2022 in connection with the ongoing investigation of the Rager Mountain incident (defined and more fully explained below). See “2022 ESTIP Performance — Rager Mountain Natural Gas Storage Field Incident” for further information. The awards will be paid in early 2023.

➢
Continued to provide long-term incentive opportunities to our NEOs, and maintained the performance portion of our program focusing solely on the Company’s Relative TSR versus our TSR Peer Group (defined below) over a three-year period.

➢
A payout of 19.1% was earned under the Equitrans Midstream Corporation 2020 Performance Share Unit Program (the 2020 PSUP), the performance period for which ended on December 31, 2022.

➢
We did not pay any discretionary bonuses to our NEOs in 2022.

This CD&A, the “Narrative Disclosure to Summary Compensation Table”, the “2022 Grants of Plan-Based Awards Table” and the “Pay Versus Performance” disclosure contain references to 2022 Adjusted EBITDA, 2022 Economic Adjusted EBITDA and Free Cash Flow, financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), which also are referred to as non-GAAP supplemental financial measures. Attached as Appendix B are reconciliations of 2022 Adjusted EBITDA, 2022 Economic Adjusted EBITDA and Free Cash Flow to 2022 Company net income and net cash provided by operating activities, respectively, the most directly comparable GAAP financial measures, as well as other important disclosures regarding non-GAAP financial measures.
Compensation Philosophy and Practices
In designing the 2022 compensation structure, the Committee utilized the following guidelines as the foundation for the program:
➢
The program should aid in the recruitment and retention of management and key personnel.

➢
The program should encourage sound business strategy and execution that leads to long-term shareholder value.

➢
The program should establish key elements of compensation (base salary, annual short-term incentive and long-term incentive targets) that approximate the 50th percentile of the Company’s Compensation Peer Group’s TDC amounts.

➢
The program should ensure all short-term incentives and the majority of long-term incentives are performance-driven based on Company-wide, well-defined metrics and should avoid individual metrics or subjective judgments in determining payments.

➢
The program should limit executive perquisites to basic programs that are minimal in amount and number and are consistent with market practices.

➢
The program should promote and reward a culture of integrity, safety and collaboration and seek to emphasize favorable ESG behavior.

➢
The program should be transparent and take into account the distinct interests of shareholders, stakeholders and employees.

➢
The Committee should receive periodic feedback from management to assess the program’s effectiveness in supporting the Company’s business objectives.

32   Equitrans Midstream Corporation – 2023 Proxy Statement

What We Do ✓

- ✓ Align our NEO pay with performance and grant incentive awards based on actual results and achievements
- ✓ Provide an appropriate mix of fixed and variable pay to encourage retention and increases in long-term and sustainable shareholder value
- ✓ Use appropriate peer group comparisons when determining compensation
- ✓ Maintain an independent compensation committee, advised by an independent compensation consultant, that approves (or, as applicable, recommends to the Board for approval) NEO compensation
- ✓ Require NEOs to maintain a meaningful equity ownership position via stock ownership guidelines
- ✓ Maintain a robust clawback policy to prevent unjust enrichment
- ✓ Mitigate undue business risk in compensation programs and perform an annual compensation risk assessment

What We Don't Do ✗

- ✗ Provide tax "gross ups" to any of our NEOs
- ✗ Provide excessive perquisites or personal benefits to our NEOs
- ✗ Allow short-selling, hedging or pledging of Company securities
- ✗ Provide Company funded tax-deferred executive-only retirement benefits to our NEOs
- ✗ Provide for prepayment of dividends on unearned RSAs or PRSUs
- ✗ Pay discretionary bonuses to our NEOs

In addition to what we do and do not do, we maintain the following compensation policies to provide accountability to our Company and our shareholders.

Equitrans Midstream Corporation – 2023 Proxy Statement   33

How We Determine Executive Compensation
Our Compensation Program is Based on Three Key Elements of Compensation
The Company’s compensation program is based on three key elements of compensation:
➢
base salary

➢
annual short-term incentives (ESTIP)

➢
long-term incentives (LTIP)

Each element is determined with a view toward offering competitive TDC versus similar peer group positions while also providing compensation levels that aid in the retention of high-performing executives. The following table describes each element and outlines the Committee’s objectives in using each element of compensation.
Compensation Element	Description	Objectives
Base Salary	Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skillset and market value.	➢ Provide a base level of compensation that corresponds to position and responsibilities. ➢ Attract, retain, reward and motivate qualified and experienced executives.
Annual Short-Term Incentive Program (ESTIP)	“At-risk” compensation measured against clearly-defined annual financial and operational goals, including Economic Adjusted EBITDA, HSSE metrics & Free Cash Flow.	➢ Incentivize executives to achieve near-term goals that ultimately contribute to long-term Company growth and shareholder returns.
Long-Term Incentive Program (LTIP)
Mix of long-term target compensation consisting of PRSUs and time-based RSAs.
In 2022, PRSUs were granted and may be earned at zero to 200 percent of target units based on three-year TSR vs. an established performance peer group.
RSAs subject to three-year cliff vesting.

➢
Align executives’ interests with those of Company shareholders.

➢
Promote stability among leadership via incentives to remain with the Company long-term.

➢
Incentivize executives to achieve goals that drive Company performance and shareholder value over the long-term.

➢
Pay-for-performance structure that results in no payout for PRSUs in the event of poor relative performance versus peers.

A majority of our NEO compensation is at-risk and is issued in the form of both short- and long-term incentives. Individuals in a position to influence the growth of shareholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The charts below reflect the fixed and at-risk elements of the 2022 compensation for (i) Mr. Karam, our Chief Executive Officer (CEO), and (ii) our other NEOs. The amounts for each component of TDC set forth in the charts below were calculated in accordance with SEC rules. TDC, which is not a substitute for the total compensation as reported in the Summary Compensation Table or the Pay Versus Performance disclosure on pages 45 and 56, respectively, of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table. For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table.

34   Equitrans Midstream Corporation – 2023 Proxy Statement

Determination of Target Total Direct Compensation (TDC)
For 2022, the Committee developed the target TDC for our NEOs by establishing base salaries and setting annual and long-term incentive targets which were then recommended to, and approved by, the Board.
When establishing target TDC for each NEO, the Committee considered:
➢
the compensation philosophy and practices articulated above;

➢
the market median target compensation elements of the Company’s Compensation Peer Group as developed by the Committee in consultation with Mercer, its independent compensation consultant for 2021 and a portion of 2022;

➢
the scope of the executive’s responsibility, internal pay equity, succession planning and industry-specific technical skills and abilities that may be difficult to replace;

➢
the CEO’s compensation recommendations (with respect to NEOs other than the CEO); and

➢
input from the other independent directors of the Board.

In evaluating the amount and type of each component of compensation, the Committee considers the effect of each element on all other elements, as well as the allocation of target TDC between fixed and at-risk pay and cash and equity. The Committee is committed to providing that a significant portion of each NEO’s TDC opportunity take the form of performance-based awards that only pay out upon attainment of performance goals that drive Company results over the long-term. This strong pay for performance alignment is reflected in the amounts earned by our NEOs based on the achievement of metrics established by the Committee under the ESTIP and LTIP program. The following charts illustrate the actual and estimated payouts to our CEO based on our performance, relative to target payouts under our ESTIP and LTIP programs over the last three fiscal years based on the closing price of the Company’s common stock on December 30, 2022 ($6.70).

Equitrans Midstream Corporation – 2023 Proxy Statement   35

Total Compensation
Short-Term Incentives
Long-Term Incentives
Millions
20.00
18.00
16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.00
$17.6M
$9.96M
$2.5M
$4.2M
$4.2M
$8.7M
$3.2M
$0.30M
Strong alignment of pay and performance:
TSR performance during the 3-year period has been -27.5% while realized pay is 43% below target pay.
3-Year Target Compensation
3-Year Realizable Compensation
3-Year Target ESTIP
3-Year Actual ESTIP
3-Year Target LTIP
3-Year Realizable LTIP
Salary
ESTIP
PRSUs
RSAs

Notes:
(1)
Target Value reflects: (i) base salary, (ii) target ESTIP award, and (iii) grant date value of awards under the 2018 LTIP.

(2)
Realizable Value at December 31, 2022 reflects: (i) the actual paid base salary during each calendar year; (ii) the actual ESTIP award earned for each calendar year, and (iii) the estimated LTIP value at December 31, 2022, assuming performance at the end of the applicable performance period remains unchanged from performance as of December 31, 2022. For the (i) 2022 Performance Share Unit Program (PSUP): amount reflects December 31, 2022 TSR rank versus the TSR Peer Group and associated performance modifier (at 0%); (ii) 2021 PSUP: amount reflects December 31, 2022 TSR rank versus the 2021 TSR peer group and associated performance modifier (at 0%); and (iii) 2020 PSUP: amount reflects the actual amount earned that will be paid in the first quarter of 2023 for the respective performance periods at 19.1%, multiplied by the closing price of the Company’s common stock on December 30, 2022 ($6.70), including accrued dividends. For restricted shares, reflects the closing price of the Company’s common stock on December 30, 2022 ($6.70), including accrued dividends. The amounts shown reflect the core components of the Company’s compensation program and do not include the special, one-time, performance-based 2021 MVP Performance Share Unit Program (MVP PSUP), the vesting of which is contingent upon timely completion of the Mountain Valley Pipeline (the MVP Project).

As noted above, one of the several factors the Committee considers in determining TDC is the relationship of such TDC with a group of peer companies selected by the Committee in consultation with Mercer, its independent compensation consultant for 2021 and a portion of 2022. For 2022, the Compensation Peer Group was unchanged from the 2021 compensation peer group and was composed of the following ten companies that are generally similar to the Company with respect to business activity and at the time of selection were of a similar size as measured by market capitalization, enterprise value, total assets and earnings before interest, taxes, depreciation and amortization (EBITDA):
➢ Crestwood Equity Partners LP	➢ National Fuel Gas Company
➢ DCP Midstream, LP	➢ ONEOK Inc.
➢ Enable Midstream Partners, LP	➢ Plains All American Pipeline, L.P.
➢ EnLink Midstream, LLC	➢ Targa Resources Corp.
➢ Magellan Midstream Partners, L.P.	➢ Western Midstream Partners, LP
Determination of Final Total Compensation for Performance-Based Elements
Throughout the year, the Committee reviews performance against the established ESTIP and LTIP program performance metrics. Once the fiscal year has ended, the Committee determines achievement of the

36   Equitrans Midstream Corporation – 2023 Proxy Statement

performance goals for the ESTIP and, after the completion of the performance period, the applicable LTIP awards, determines the actual amount to be paid under the ESTIP and each PRSU award, as applicable, and recommends such amounts to be paid under the ESTIP and each PRSU award, as applicable, to the Board.
Role of Independent Compensation Consultant
The Committee has the sole authority to hire, terminate and approve fees for compensation consultants, outside legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities. With respect to compensation decisions applicable to the NEOs that were made by the Committee prior to August 25, 2022, the Committee utilized Mercer as its independent compensation consultant. On August 25, 2022, following a request for proposal process in the ordinary course of business, the Committee approved the engagement of Pay Governance and Pay Governance served as the Committee’s independent compensation consultant for the remainder of 2022.
During the period of its engagement during 2021 and a portion of 2022, Mercer provided the Committee with market data and counsel regarding executive officer compensation programs and practices and, beginning August 25, 2022, Pay Governance provided the Committee with such market data and counsel, and in the case of both Mercer and Pay Governance, including specifically:
➢
competitive benchmarking;

➢
peer group identification and assessment;

➢
advice and market insight as to the form of and performance measures for annual and long-term incentives;

➢
marketplace compensation trends in the Company’s industry and generally; and

➢
a risk assessment of the Company’s compensation programs.

Neither representatives of Mercer or Pay Governance make recommendations on, or approve, the amount of compensation for any executive officer. The Committee has affirmatively determined that no conflict of interest arose or has arisen (as applicable) in connection with the work of Mercer or Pay Governance as compensation consultant for the Committee.
Shareholder Engagement and Say-on-Pay Results
Shareholders holding more than 97% of our outstanding shares voted at our 2022 annual shareholders’ meeting to approve our say-on-pay proposal regarding our NEOs’ 2021 compensation. Based on these results, the Committee concluded that the compensation programs and practices specifically designed to our Company’s needs have strong shareholder support. Nonetheless, the Committee did undertake a thorough analysis of its compensation programs and made appropriate modifications as described below.
2022 Compensation Program Elements
The following discussion outlines the targeted 2022 executive compensation program and what we actually paid our NEOs in 2022.
2022 Base Salaries
After reviewing the market data based upon the Compensation Peer Group, in December 2021, the Committee recommended and our Board approved increases to Ms. Charletta’s and Messrs. Karam’s, Moore’s and Pietrandrea’s respective base salaries during 2022, as described below, to ensure that our compensation program remained market-competitive and, in the case of Mr. Moore, to reflect the Committee’s and Board’s view of Mr. Moore’s broad contributions to and portfolio of responsibilities within the Company.

Equitrans Midstream Corporation – 2023 Proxy Statement   37

Name	Title	2021 Base Salary	2022 Base Salary	Percentage Increases
Thomas F. Karam	Chairman and Chief Executive Officer	$715,000	$790,000	10.5%
Kirk R. Oliver	Senior Vice President and Chief Financial Officer	$500,000	$500,000	0%
Diana M. Charletta	President and Chief Operating Officer	$485,000	$505,000	4.1%
Stephen M. Moore	Senior Vice President and General Counsel	$405,000	$425,000	4.9%
Brian P. Pietrandrea	Vice President and Chief Accounting Officer	$255,000	$275,000	7.8%
2022 Annual Incentives (ESTIP)
Our ESTIP focuses our NEOs’ attention to achieving key near-term goals that drive long-term performance for our Company. In 2022, our ESTIP’s performance goals and results were as shown:
ESTIP Metrics
Our 2022 ESTIP generally followed from prior years’ annual short-term incentive programs by continuing to reflect both financial metrics that are closely aligned with key drivers of our business and HSSE metrics that underpin the business and are part of working to position the Company for a lower-carbon economy.

The Committee determined to maintain that 60% of our ESTIP should be payable based on the Company’s Economic Adjusted EBITDA, which is the sum of our Adjusted EBITDA (defined below) and any Deferred Revenue (defined below). The Committee continues to believe that Economic Adjusted EBITDA best reflects the Company’s economic performance as it removes non-recurring, non-operational gains, losses and impairments and eliminates the potential for Deferred Revenue amounts to lead to either outsized or diminished incentive payments. Additionally, the Committee continued to recognize the importance investors place on the Company’s ability to generate free cash flow and, accordingly, the Committee determined to retain Free Cash Flow as a metric to incentivize executives’ performance. The Company derives the targets for its financial metrics for a given year from the Company’s business plan for that year, which undergoes a rigorous review process and is ultimately approved by the Board. The Company understands that the 2022 target for Free Cash Flow was less than the achieved Free Cash Flow result for 2021; however, the 2022 Free Cash Flow target was derived based on the approved business plan for 2022, which reflected, among other things, estimates and assumptions at the time of plan approval regarding business opportunities and capital expenditures, including for organic growth projects, information received from the Company’s producer customers, and other factors.
Recognizing the Company’s continued efforts to institutionalize its commitment to and pursuit of ESG and sustainability initiatives, including the reduction of Greenhouse Gas and methane emissions and the enhancement of the Company’s ESG platform in an effort to position itself for a lower-carbon economy, and shareholders’ and other stakeholders’ continued focus on ESG and sustainability matters, particularly in respect of climate change, the Committee determined to increase the focus on sustainability metrics in the 2022 ESTIP, which it believed would help to further incentivize sustainable business practices and emphasize, including for employees and other stakeholders, the importance placed by the Company on such practices. First, the Committee determined to again include a methane emissions mitigation metric, which provided that the Company undertake and complete certain projects to achieve targeted methane emissions mitigation. Second, the Committee, taking into account management’s recommendation, added a new sustainability metric reflecting the timely completion and submission of a comprehensive report in response to the voluntary Water CDP Security questionnaire, which involved compiling the first Company-wide water inventory.
Finally, to continue to evolve, and further enhance, the Company’s safety performance culture, the Committee determined to utilize a refashioned safety metric, the Safety Proactivity Rate, in place of Incidents with Serious

38   Equitrans Midstream Corporation – 2023 Proxy Statement

Potential (ISP) and Adjusted Incidents with Serious Potential (Adjusted ISP) Rates. The Safety Proactivity Rate is based in part on the ISP rate and takes into account observations with serious potential (similar to the Adjusted ISP rate for the 2021 ESTIP), however, it has a target that resets each quarter, which the Committee believes rewards sustained performance and promotes employees’ continued focus on safe operations throughout the entire year to an even greater extent than was the case with the ISP and Adjusted ISP metrics.
Metric	What it Measures	What it Does
Economic Adjusted EBITDA	• Key business indicator used by management to evaluate overall performance.	✓ Rewards our NEOs based on our annual financial results.
Free Cash Flow	• Demonstrates cash flow available to shareholders after all obligations have been met and provides a view of the overall health of the business.	✓ Focuses our NEOs on optimizing capital spending and liquidity.
Health, Safety, Sustainability and Environmental	• Determines performance against stringent safety, sustainability and environmental goals.	✓ Promotes a culture where safety, health, sustainability and the environment is embedded into all aspects of our decision- making.
2022 ESTIP Performance — Rager Mountain Natural Gas Storage Field Incident. In February 2023, consistent with its typical timing, the Committee certified the performance for the 2022 plan year under the ESTIP resulting in a payout of 161% as reflected in the table below. In connection with such certification, management, the Committee and the Board recognized that the investigation of the November 2022 incident involving the venting of natural gas from a storage well at Equitrans, L.P.’s (a subsidiary of the Company) Rager Mountain natural gas storage field (the Rager Mountain incident) would not be completed until several months after the performance for the 2022 plan year was certified. Given the fact that the investigation of the Rager Mountain incident is ongoing (including an analysis of the root cause and whether and to what extent, if any, the Company, its personnel or its practices may have contributed to the incident), management recommended, and the Committee and the Board determined, that the approximately $8.1 million of costs incurred and reserved for by the Company in 2022 in respect of such incident would not be reflected in Economic Adjusted EBITDA for purposes of the ESTIP (notwithstanding that it is otherwise added back to Adjusted EBITDA). This resulted in an approximate 5 percentage point decrease in the ESTIP payout for the 2022 plan year. See Appendix B for a reconciliation of Adjusted EBITDA, a non-GAAP supplemental financial measure and Economic Adjusted EBITDA for ESTIP purposes to net income, the most directly comparable GAAP financial measure. In connection with ongoing oversight by the Board of the post-incident response workstreams, including the root cause analysis, the Committee and the Board will consider whether and to what extent, if any, such incident may affect the NEOs’ 2023 compensation as additional information regarding the incident and the root cause thereof becomes available. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for more information regarding the Rager Mountain incident.
2022 ESTIP Performance
Category	Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	2022 Results	2022 Payout
Financial ($ in millions)	Economic Adjusted EBITDA	60%	$1,304	$1,402	$1,500	$1,437(1)	135%
	Free Cash Flow	15%	$(276)	$(226)	$(176)	$(176)(2)	200%
HSSE(3)	Safety Proactivity Rate	10%	1 Quarter ≥ 1.5 SPR	2 Quarters ≥ 1.5 SPR	4 Quarters ≥ 1.5 SPR	4 Quarters ≥ 1.5 SPR	200%
	Methane Emission Mitigation	10%	4% Annualized Reduction	6% Annualized Reduction	8% Annualized Reduction	8.04%
	Water CDP Disclosure	5%	Submission by 2022 date assigned by CDP			200%
Total 2022 ESTIP Payout							161%

Equitrans Midstream Corporation – 2023 Proxy Statement   39

(1)
As described above, Economic Adjusted EBITDA is calculated as the sum of Adjusted EBITDA and Deferred Revenue. As provided under the ESTIP, the 2022 Economic Adjusted EBITDA calculation excludes non-recurring, non-operational gains, losses and impairments and specified circumstances or events that occurred during the 2022 plan year. See Appendix B for a reconciliation of Economic Adjusted EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

•
Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets and equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, Rager Mountain incident and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments, gain on sale of gathering assets and adjusted EBITDA attributable to noncontrolling interest. See “Rager Mountain Natural Gas Storage Field Incident” above for a discussion of certain discretion exercised for purposes of determining the Economic Adjusted EBITDA component of the 2022 ESTIP payout.

•
Deferred Revenue is the difference between the cash received from the contractual minimum volume commitment under the February 2020 Gas Gathering and Compression Agreement with EQT Corporation (EQT Global GGA) and the revenue recognized over the 15-year contract term.

(2)
Free Cash Flow is calculated as net cash provided by operating activities plus principal payments received on the Preferred Interest and payment made in respect of the EQT Cash Option (defined in Appendix B) and less net cash provided by operating activities attributable to noncontrolling interest, dividends paid to the holders of the Company’s Series A Perpetual Convertible Preferred Shares, premiums and fees paid on extinguishment of debt, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka Midstream capital expenditures) and capital contributions to Mountain Valley Pipeline, LLC. As provided under the ESTIP, the 2022 Free Cash Flow excludes specified circumstances or events that occurred during the 2022 plan year. See Appendix B for a reconciliation of Free Cash Flow to net cash provided by operating activities, the most directly comparable GAAP financial measure.

(3)
HSSE metrics defined as:

•
Safety Proactivity Rate: measures the level of safety proactivity throughout the Company and is calculated by adding the number of Observations with Serious Potential (OSPs) and the Corrected Safety Opportunities (CSOs) and subtracting the ISPs (each as defined below).

◦
OSP: an observation of an activity with precursors that has the potential to become an ISP before the event occurs.

◦
CSO: reported hazards (without serious potential), deficient procedures or processes, or suggested improvements that have been corrected or implemented.

◦
ISP: An event with a precursor that can lead to serious injuries and fatalities (the measurement of which can promote awareness and allow the prevention of injuries).

•
Methane Emission Mitigation: achieve an annualized reduction of methane emissions, relative to 2019 baseline total methane emissions, including Eureka Midstream and excluding MVP, by the completion of certain projects.

•
Water CDP Disclosure Submission: timely completion and submission of a comprehensive report in response to the voluntary CDP Water Security questionnaire, which involved compiling the first Company-wide water inventory.

2022 NEO ESTIP Opportunities and Payments
In December 2021, the Board, upon recommendation of the Committee, increased the target percentage for Mr. Oliver’s short-term incentive plan opportunity for the 2022 plan year as a result of market comparisons and individual performance and to further the Company’s emphasis on variable, at-risk compensation. The NEOs’ short-term incentive opportunities for 2022 were as follows:
NEO	2021 Target	2022 Target	2022 Threshold	2022 Target	2022 Maximum	2022 ESTIP Award Earned
Thomas F. Karam	120%	120%	$474,000	$948,000	$1,896,000	$1,526,280
Kirk R. Oliver	90%	95%	$237,500	$475,000	$950,000	$764,750
Diana M. Charletta	100%	100%	$252,500	$505,000	$1,010,000	$813,050
Stephen M. Moore	80%	80%	$170,000	$340,000	$680,000	$547,400
Brian P. Pietrandrea	50%	50%	$68,750	$137,500	$275,000	$221,375

40   Equitrans Midstream Corporation – 2023 Proxy Statement

Long-Term Incentive Program (LTIP)
Our LTIP aligns our NEOs’ interests with those of our shareholders by providing the opportunity to earn incentive compensation based on the Company’s long-term success.
Both RSAs and PRSUs awarded to our NEOs are paid in Company stock, further aligning their interests with those of our shareholders. For 2022, the Committee, in consultation with Mercer, retained the allocation of RSAs and PRSUs that was utilized in 2021.

Time-Based RSAs
The time-based RSAs issued under the 2022 LTIP program cliff vest after three years of continuous service following the vesting commencement date, which was January 1, 2022. The grant of time-based RSAs helps align our NEOs’ interests with those of our shareholders and provides a powerful retention incentive that assists us in maintaining continuity among our senior executive team.
Performance-Based RSUs (PRSUs)
For purposes of the 2022 LTIP, the Committee, with input from other members of the Board and Mercer, elected to retain the Relative TSR metric used in the 2021 program and the Committee recommended, and the Board approved, the 2022 long-term performance-based incentive design.
By basing our PRSUs on Relative TSR performance over the 2022-2024 performance period, we align our NEOs’ interests with those of our shareholders by tying compensation outcomes to our performance relative to our TSR Peer Group (discussed below) and to delivering shareholder value.
The table below summarizes the Relative TSR performance goals and potential payouts:
2022-2024 PRSUs — Relative TSR*
Threshold	Target	Maximum
25th Percentile	50th Percentile	75th Percentile or Above
50% Payout	100% Payout	200% Payout

*
TSR performance between points will be determined by straight-line interpolation.

Our 2022 TSR Peer Group consists of a subset of similarly-sized C-corporations (or limited partnerships that have elected to be treated as C-corporations for tax purposes) with market values in excess of  $4 billion included in the Alerian US Midstream Energy Index (AMUS), as well as all members of the Compensation Peer Group, with the exception of Enable Midstream Partners, LP as a result of its acquisition in December 2021 by Energy Transfer LP. The Committee selected the TSR Peer Group in consultation with Mercer, its independent compensation consultant for 2021 and a portion of 2022. The 2022 TSR Peer Group represents a decrease in the number of peer companies from our 2021 TSR peer group given the acquisition of Enable Midstream Partners, LP. The Committee believes this peer group, which is larger than the Compensation Peer Group, is appropriate as it is designed to serve as a suitable group of peers from which to measure TSR performance.
➢ Antero Midstream Corporation	➢ Magellan Midstream Partners, L.P.
➢ Cheniere Energy, Inc.	➢ National Fuel Gas Company
➢ Crestwood Equity Partners LP	➢ ONEOK Inc.
➢ DCP Midstream, LP	➢ Plains All American Pipeline, L.P.
➢ EnLink Midstream, LLC	➢ Targa Resources Corp.
➢ Hess Midstream Partners LP	➢ The Williams Companies, Inc.
➢ Kinder Morgan, Inc.	➢ Western Midstream Partners, LP

Equitrans Midstream Corporation – 2023 Proxy Statement   41

To determine Relative TSR we utilize the 15-day average closing price of our stock prior to the beginning of the performance period and the 15-day average closing price of our stock at the end of the performance period.
The target long-term incentive awards to the NEOs were made consistent with the Committee’s methodology described above and in December 2021, the target percentage opportunities were increased for Ms. Charletta and Messrs. Oliver and Moore from the target long-term incentive awards approved for such NEOs in 2021 as a result of market comparisons with our Compensation Peer Group and individual performance and to further the Company’s emphasis on variable at-risk compensation. The targets and number of RSAs and PRSUs awarded to the NEOs were as follows:
NEO	2021 Target	2022 Target	2022 Time-Based RSAs Awarded	2022 PRSUs Awarded
Thomas F. Karam	575%	575%	131,800	307,520
Kirk R. Oliver	220%	260%	37,720	88,010
Diana M. Charletta	320%	330%	48,360	112,820
Stephen M. Moore	220%	260%	32,060	74,810
Brian P. Pietrandrea	100%	100%	7,980	18,620
2020 PSUP Long-Term Incentive Awards
In February 2023, the Committee certified the performance under the 2020 PSUP, which resulted in a 19.1% payout based upon the Company’s Relative TSR over the respective performance periods as set forth below:
2020 PSUP MATRIX — RELATIVE TOTAL SHAREHOLDER RETURN EACH CALENDAR YEAR PERIOD AND CUMULATIVE THREE-YEAR PERIOD
	Threshold	Target	Maximum
TSR Versus Peers	25th Percentile	50th Percentile	75th Percentile
Payout	50%	100%	200%
2020 PERFORMANCE SHARE LTIP PROGRAM — PAYOUT
	TSR Percentile	Period Payout	Program Payout
First Tranche (2020)	47.8	95.60%	19.10%
Second Tranche (2021)	19.6	0%	0.00%
Third Tranche (2022)	0	0%	0.00%
Fourth Tranche (2020-2022)	0	0%	0.00%
Program Payout			19.10%
Other Considerations Important to Our Compensation Program
In general, our NEOs participate in the same retirement and health and welfare benefit plans offered to other Company employees. The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.
Stock Ownership Guidelines
The NEOs are subject to stock ownership guidelines requiring each NEO to hold a specified multiple of the NEO’s base salary (five times for the CEO and three times for all other NEOs). The NEOs are required to meet the ownership guidelines within a reasonable period of time from becoming an NEO; provided, however, in the event the individual ownership guidelines are not met within a five-year period, the net shares acquired through incentive compensation plans must be retained. As of December 31, 2022, Mr. Karam and Ms. Charletta met their respective ownership guidelines, as their Company stock holdings represented approximately 9.2 and 3.2 times their base salaries, respectively. Our remaining NEOs are on track to satisfy the guidelines within the prescribed time period or through retention of net shares as described above.

42   Equitrans Midstream Corporation – 2023 Proxy Statement

Retirement Program
Our NEOs participate in the same defined contribution 401(k) plan as all other Company employees. During 2022, we contributed an amount equal to 6% of each participant’s base salary and annual incentive award to an individual account for each employee (subject to Internal Revenue Service (IRS) regulations).
We also match every participant’s elective deferral contributions by an amount equal to 50% of each dollar contributed, subject to a maximum Company matching contribution of 3% of the employee’s base salary and annual incentive awards (subject to IRS regulations).
We do not provide separate executive retirement benefits for our NEOs.
Health Benefits
Our NEOs participate in the same health and welfare benefit plans as all other Company employees. We provide medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs. We also provide our NEOs and certain other senior members of management with access to an annual executive physical and modest additional life / accidental death & dismemberment insurance coverage reflecting their compensation levels. NEOs pay the same health benefit contribution amounts and have the same deductibles as are applicable to all other Company employees.
Limited Perquisites
The perquisites program provides an executive physical and access to a concierge medical program as well as an annual stipend to offset the cost of financial planning services. During 2022, Mr. Karam also was reimbursed for the costs of his 2022 monthly dues for his club membership and minimal usage of a leased aircraft for business-related purposes. The Company reflected the entire cost of the monthly dues for the membership and the usage of the leased aircraft in the Summary Compensation Table below. However, Mr. Karam’s use of the club is primarily for business purposes, and the Company therefore believes that only a portion of the cost represents a perquisite. Additionally, Mr. Karam’s usage of the leased aircraft was for business-related purposes, however, the Company believes under SEC rules such usage would be considered a perquisite. See footnote (3) to the Summary Compensation Table below for a discussion of the perquisites provided to the NEOs during 2022. No tax gross-ups were provided on perquisites for our NEOs.
Compensation Policies and Practices and Risk Management
In early 2023, members of the Company’s management, with the assistance of Pay Governance, the Committee’s independent compensation consultant, reviewed the risk assessment of the Company’s compensation programs for all employees. The results of such assessment were presented to the Committee. Based on the assessment, the Company and the Committee believe that the Company’s compensation programs are appropriate and do not create risks reasonably likely to have a material adverse impact on the Company.
Agreements with the Named Executive Officers
The Committee believes that severance protections play a valuable role in attracting, motivating and retaining highly talented executives. Accordingly, we provide such protections for the NEOs under their agreements that are described in detail under the caption “Potential Payments Upon Termination or Change of Control” below. Importantly, the executive agreements include covenants not to solicit employees, customers, potential customers, vendors or independent contractors from, or, with respect to all NEOs except Mr. Pietrandrea under his agreement in effect during 2022, compete with, the Company for a specified period of time and to maintain the confidentiality of the Company’s information. The Committee believes that these covenants are extremely valuable to the Company.
2023 Compensation Program
In February 2023, the Committee recommended, and the Board approved, the 2023 compensation program, which included certain changes from the 2022 compensation program that the Committee believes better align the compensation program with evolving market practice, while continuing to promote the pursuit of

Equitrans Midstream Corporation – 2023 Proxy Statement   43

near- and long-term objectives for the Company and its shareholders. With respect to the LTIP, the Committee determined to modify the existing mix of time- and performance-based incentive awards to 45% time-based and 55% performance-based from 30% time-based and 70% performance-based in the 2022 LTIP design and added two additional metrics (including metrics based upon Free Cash Flow and sustainability), in addition to relative TSR, to the 2023 performance share unit program to emphasize and drive performance in areas that are important to the Company and its shareholders, particularly incorporating long-term objectives promoting the continued maturation of the Company’s sustainability program. The Committee also reviewed, following the engagement of Pay Governance and its review of the Company’s compensation programs and market practice, award vesting conditions and provided, in light of such practice, generally for vesting of both LTIP and ESTIP awards at the greater of target or actual levels of performance, in the event of the consummation of a change in control transaction and provided for pro-rata vesting of an award in the event an executive is terminated by the Company without cause, subject to achievement of the specified performance conditions. Lastly, the Committee recommended, and the Board approved, amendments to the NEOs’ existing agreements to increase Mr. Karam’s base salary multiplier, align the benefits continuation payment for each NEO with his or her base salary multiplier and transition Mr. Pietrandrea from a change of control agreement to a non-competition agreement.
Report of the Human Capital and Compensation Committee
We have reviewed and discussed the CD&A with the Company’s management. Based on our review and discussions, we recommend to the Board of Directors that the CD&A be included in the Equitrans Midstream Corporation Proxy Statement for 2023.
This report has been furnished by the Human Capital and Compensation Committee of the Board of Directors.
Patricia K. Collawn, Chair
D. Mark Leland
Norman J. Szydlowski

44   Equitrans Midstream Corporation – 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES
The following tables reflect the compensation of the Company’s NEOs.
Summary Compensation Table
The table below sets forth the compensation earned by or paid to our NEOs during the fiscal years ended December 31, 2022, 2021, and 2020, as applicable.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas F. Karam Chairman and Chief Executive Officer	2022	787,116	5,932,559	1,526,280	84,010	8,329,965
	2021	712,692	8,009,741	1,570,140	56,975	10,349,548
	2020	675,000	2,636,435	1,147,500	203,759	4,662,694
Kirk R. Oliver Senior Vice President and Chief Financial Officer	2022	500,001	1,697,854	764,750	46,570	3,009,175
	2021	500,001	2,143,226	823,500	45,220	3,511,947
	2020	500,001	520,883	765,000	44,772	1,830,656
Diana M. Charletta President and Chief Operating Officer	2022	504,230	2,176,547	813,050	46,616	3,540,443
	2021	482,980	3,023,767	887,550	45,186	4,439,483
	2020	450,000	878,811	765,000	44,656	2,138,467
Stephen M. Moore Senior Vice President and General Counsel	2022	424,231	1,443,177	547,400	46,399	2,461,207
	2021	403,270	1,736,005	592,920	45,003	2,777,198
	2020	375,001	471,177	510,000	44,487	1,400,665
Brian P. Pietrandrea Vice President and Chief Accounting Officer	2022	274,231	359,206	221,375	28,134	882,946
	2021	253,211	496,976	233,325	26,681	1,010,193
	2020	224,000	129,827	171,360	26,161	551,348

(1)
The amounts for 2022 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 9 to the Company’s Consolidated Financial Statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023. With respect to stock awards granted in 2022, the table below sets forth the value attributable to performance restricted stock units under the 2022 Equitrans Midstream Corporation Performance Share Unit Program (2022 PSUP) valued at target achievement. Pursuant to SEC rules, the amounts included for awards subject to performance conditions are based on the probable outcome as of the date of grant, which would have amounted to the target total grant date fair values listed in the table below. These performance restricted stock units under the 2022 PSUP may pay out up to 200% of the target award, which would have amounted to the maximum total grant date fair values listed in the table below.

Name	Target Total Grant Date Fair Value ($)	Maximum Total Grant Date Fair Value ($)
Thomas F. Karam	4,569,747	9,139,494
Kirk R. Oliver	1,307,829	2,615,658
Diana M. Charletta	1,676,505	3,353,010
Stephen M. Moore	1,111,677	2,223,354
Brian P. Pietrandrea	276,693	553,386
See “Long-Term Incentive Program (LTIP)” in the “Compensation Discussion and Analysis” above for further discussion of the 2022 PSUP and the 2022 Equitrans Midstream Corporation Restricted Share Awards.
(2)
The amounts for 2022 in this column reflect the annual performance incentives earned by each NEO pursuant to the terms of the ESTIP with respect to performance during the year ended December 31, 2022. These awards will be paid to the NEOs in cash in the first quarter of 2023. See “2022 Annual Incentives (ESTIP)” in the “Compensation Discussion and Analysis” above for further discussion of the ESTIP for the 2022 plan year.

Equitrans Midstream Corporation – 2023 Proxy Statement   45

(3)
This column includes the dollar value of premiums paid by the Company for group life and accidental death and dismemberment insurance, the Company’s contributions to the 401(k) plan, and perquisites. No tax gross-ups were provided for our NEOs. For 2022, these amounts were as follows:

Name	Insurance Premiums ($)	401(k) Contributions ($)	Perquisites ($)(a)	Other ($)(b)	Total ($)
Thomas F. Karam	1,801	27,450	53,559	1,200	84,010
Kirk R. Oliver	1,140	27,450	17,980	—	46,570
Diana M. Charletta	1,186	27,450	17,980	—	46,616
Stephen M. Moore	969	27,450	17,980	—	46,399
Brian P. Pietrandrea	684	27,450	—	—	28,134

(a)
Amounts in the perquisite column include the following:

•
A stipend to be used for financial planning.

•
The cost of providing the executive physical benefit, which includes preferred access to healthcare professionals and related services for the executives.

•
For Mr. Karam, the total amount of 2022 monthly club dues, although the Company believes that only a portion of the cost represents a perquisite.

•
For Mr. Karam, the cost related to the use of a leased aircraft for business-related purposes, but under SEC rules would be considered a perquisite.

(b)
Represents the opt-out payment in connection with Mr. Karam’s waiver of Company medical benefits.

2022 Grants of Plan-Based Awards Table
The table below sets forth additional information regarding restricted shares and restricted share units granted to our NEOs during the 2022 fiscal year.
Name	Type of Award(1)	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)(3)	Maximum (#)(3)
Thomas F. Karam	ESTIP	—	—	474,000	948,000	1,896,000	—	—	—	—	—
	PSU	1/7/2022	1/5/2022	—	—	—	153,760	307,520	615,040	—	4,569,747
	RS	1/7/2022	1/5/2022	—	—	—	—	—	—	131,800	1,362,812
Kirk R. Oliver	ESTIP	—	—	237,500	475,000	950,000	—	—	—	—	—
	PSU	1/7/2022	1/5/2022	—	—	—	44,005	88,010	176,020	—	1,307,829
	RS	1/7/2022	1/5/2022	—	—	—	—	—	—	37,720	390,025
Diana M. Charletta	ESTIP	—	—	252,500	505,000	1,010,000	—	—	—	—	—
	PSU	1/7/2022	1/5/2022	—	—	—	56,410	112,820	225,640	—	1,676,505
	RS	1/7/2022	1/5/2022	—	—	—	—	—	—	48,360	500,042
Stephen M. Moore	ESTIP	—	—	170,000	340,000	680,000	—	—	—	—	—
	PSU	1/7/2022	1/5/2022	—	—	—	37,405	74,810	149,620	—	1,111,677
	RS	1/7/2022	1/5/2022	—	—	—	—	—	—	32,060	331,500
Brian P. Pietrandrea	ESTIP	—	—	68,750	137,500	275,000	—	—	—	—	—
	PSU	1/7/2022	1/5/2022	—	—	—	9,310	18,620	37,240	—	276,693
	RS	1/7/2022	1/5/2022	—	—	—	—	—	—	7,980	82,513

(1)
Type of Award:

ESTIP = 2022 Executive Short-Term Incentive Plan Award
PSU = 2022 PSUP Awards
RS = 2022 Restricted Share Awards
(2)
These columns reflect the annual incentive award target and maximum amounts payable under the ESTIP for the 2022 plan year. The payout amounts could range from no payment, to the percentage of base salary for 2022 identified as the target annual incentive award (target), to two times the target annual incentive award. See “2022 Annual Incentives (STIP)” in the “Compensation Discussion and Analysis” above for further discussion of the ESTIP for the 2022 plan year.

(3)
These columns reflect the target and maximum number of units payable under the 2022 PSUP, which vest 100% on the payment date following December 31, 2024, subject to continued employment with the Company. For details of the 2022 PSUP, see “Long-Term Incentive Program (LTIP)” in the “Compensation Discussion and Analysis” above.

46   Equitrans Midstream Corporation – 2023 Proxy Statement

(4)
This column reflects the number of time-based restricted shares granted to the NEOs during 2022. For details of the restricted share awards, see “Long-Term Incentive Program (LTIP)” in the “Compensation Discussion and Analysis” above. The restricted share awards vest on January 1, 2025, subject to continued employment with the Company through the vesting date.

Narrative Disclosure to Summary Compensation Table and 2022 Grants of Plan-Based Awards Table
Confidentiality, Non-Solicitation and Non-Competition Agreements
Each of the Company’s NEOs have a confidentiality, non-solicitation and non-competition agreement with the Company (the non-competition agreements) and Mr. Pietrandrea had a confidentiality, non-solicitation and change of control agreement (the change of control agreement) which was terminated and replaced by a non-competition agreement in February 2023, pursuant to which the Company maintains protections regarding its confidential information and restrictions on customer and employee, vendor or independent contractor solicitation. In the non-competition agreements (including for Mr. Pietrandrea) and Mr. Pietrandrea’s change of control agreement in effect during 2022, the NEO agrees, among other things, to the following restrictive covenants:
➢
restrictions on competition for 24 months (no restriction for Mr. Pietrandrea under his change of control agreement in effect during 2022);

➢
restrictions on customer solicitation for 24 months (12 months for Mr. Pietrandrea under his change of control agreement in effect during 2022); and

➢
restrictions on employee, consultant, vendor or independent contractor recruitment for 36 months (12 months for Mr. Pietrandrea under his change of control agreement in effect during 2022).

In order to receive any severance benefits under his or her agreement, the NEO must execute and deliver to the Company a general release of claims.
The agreements do not provide for any tax gross-ups. In the event the NEO would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code) (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the NEO would be reduced to the maximum amount that does not trigger the excise tax unless the NEO would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.
Please see “Compensation Discussion and Analysis” above for a discussion of the Company’s compensation programs.

Equitrans Midstream Corporation – 2023 Proxy Statement   47

Outstanding Equity Awards at Fiscal Year-End
The table below provides additional information regarding each outstanding equity award held by our NEOs as of December 31, 2022.
	Equity Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas F. Karam	—	—	178,975(e)	1,199,133
	—	—	379,260(f)	2,541,042
	—	—	153,760(g)	1,030,192
	34,777(a)	233,006	—	—
	121,260(b)	812,442	—	—
	153,410(c)	1,027,847	—	—
	131,800(d)	883,060	—	—
Kirk R. Oliver	—	—	47,890(e)	320,863
	—	—	101,480(f)	679,916
	—	—	44,005(g)	294,834
	6,870(a)	46,029	—	—
	23,960(b)	160,532	—	—
	41,050(c)	275,035	—	—
	37,720(d)	252,724	—	—
Diana M. Charletta	—	—	67,565(e)	452,686
	—	—	143,170(f)	959,739
	—	—	56,410(g)	377,947
	11,592(a)	77,666	—	—
	40,420(b)	270,814	—	—
	57,920(c)	388,064	—	—
	48,360(d)	324,012	—	—
Stephen M. Moore	—	—	38,790(e)	259,893
	—	—	82,200(f)	550,740
	—	—	37,405(g)	250,614
	6,216(a)	41,647	—	—
	21,670(b)	145,189	—	—
	33,250(c)	222,775	—	—
	32,060(d)	214,802	—	—
Brian P. Pietrandrea	—	—	11,105(e)	74,404
	—	—	23,530(f)	157,651
	—	—	9,310(g)	62,377
	1,713(a)	11,477	—	—
	5,970(b)	39,999	—	—
	9,520(c)	63,784	—	—
	7,980(d)	53,466	—	—
(1)
(a)
The identified awards in this column reflect the performance share units granted in March 2020 under the 2020 Performance Share Unit Program (PSUP) for which the performance periods ended on December 31, 2022, 2021 and 2020, respectively; such performance units remain subject to continued service requirements through the vesting date, which will occur upon the payment date following December 31, 2022 and confirmation by the Compensation Committee.

(b)
The identified awards in this column reflect restricted shares granted by the Company in March 2020 that vested on January 1, 2023.

(c)
The identified awards in this column reflect restricted shares granted by the Company in February 2021 that will vest on January 1, 2024, contingent upon continued service with the Company.

(d)
The identified awards in this column reflect restricted shares granted by the Company in January 2022 that will vest on January 1, 2025, contingent upon continued service with the Company.

48   Equitrans Midstream Corporation – 2023 Proxy Statement

(2)
This column reflects the payout value of unvested awards described in footnote (1) above. The payout value was determined by multiplying the number of shares by the closing price of the Company’s common stock as of December 30, 2022. The actual payout values depend upon, among other things, the Company’s closing stock price on the vesting dates and subject to the terms of the applicable awards.

(3)
(e)
The identified awards in this column reflect performance share units granted in February 2021 under the 2021 PSUP that will vest on the payment date following December 31, 2023, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects threshold award levels, because performance through December 31, 2022 did not exceed threshold.

(f)
The identified awards in this column reflect the performance share units granted in December 2021 under the 2021 MVP Performance Share Unit Program (MVP PSUP) that will vest 50% on the payment date following the in-service date of the Mountain Valley Pipeline (MVP); 25% on the payment date on or following the anniversary of the in-service date of MVP; and 25% on the payment date on or following the second anniversary of the in-service date of MVP, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects target award levels.

(g)
The identified awards in this column reflect performance share units granted in January 2022 under the 2022 PSUP that will vest on the payment date following December 31, 2024, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects threshold award levels, because performance through December 31, 2022 did not exceed threshold.

(4)
This column reflects the payout values of the unvested awards described in footnote (3) above. The payout values were determined by multiplying the number of shares by the closing price of the Company’s common stock as of December 30, 2022. The actual payout values depend upon, among other things, achievement of performance goals and the Company’s closing stock price at the end of the applicable performance period.

Stock Vested
The table below sets forth the number of shares and cash acquired in the 2022 fiscal year as a result of the vesting of restricted stock units, restricted shares or performance awards.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas F. Karam	80,919	1,067,322
Kirk R. Oliver	15,984	210,829
Diana M. Charletta	23,976	316,243
Stephen M. Moore	13,616	179,595
Brian P. Pietrandrea	2,398	31,630

(1)
This column reflects the aggregate number of shares that vested in 2022 under the Equitrans Midstream Corporation 2019 Restricted Stock Awards. All awards were distributed in shares of Company common stock.

(2)
This column reflects the value realized upon vesting of the awards (including accrued dividends) described in footnote (1) above. The value realized on vesting is calculated based upon the closing price of the Company’s common stock on the date of vesting and adding accrued dividends, which were paid in cash.

Potential Payments Upon Termination or Change of Control
The tables below set forth the amount of compensation that may be paid to each NEO in the event of certain terminations of employment or a change of control of the Company. This discussion assumes a termination date or change of control date, as applicable, of December 31, 2022 and discusses the compensation programs and benefits in place during 2022. As noted earlier in the section titled “Compensation Discussion and Analysis,” certain changes to our compensation program and non-competition agreements were made in February 2023, which are not reflected in the discussion below.

Equitrans Midstream Corporation – 2023 Proxy Statement   49

Change of Control and Termination of Employment
Our NEOs would have received various forms of compensation or benefits in connection with a termination of employment as of December 31, 2022. These benefits result primarily from the non-competition agreements and change of control agreement, as applicable, in place during 2022 and the terms of equity-based grants received from the Company as described further below. For purposes of this discussion, certain defined terms are as follows.
Cause

The NEOs:
➢
conviction of a felony, a crime of moral turpitude or fraud or the NEO having committed fraud, misappropriation or embezzlement in connection with the performance of the NEO’s duties;

➢
willful and repeated failures to substantially perform assigned duties; or

➢
violation of any provision of a written employment-related agreement or express significant policies of the Company.

Good Reason

The NEOs resignation within 90 days after:
➢
a reduction in the NEO’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢
a reduction in the NEO’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢
a significant diminution in the NEO’s job responsibilities, duties or authority;

➢
a change in the geographic location of the NEO’s primary reporting location of more than 50 miles (excluding any requirement to work remotely); and/or

➢
any other action or inaction that constitutes a material breach by the Company of the agreement.

Retirement

The NEOs voluntary termination of employment with the Company after he or she has:
➢
a length of service of at least ten (10) years; and

➢
a combined age and length of service equal to at least sixty (60) years.

Change of Control

Generally means any of the following events:
➢
the sale of all or substantially all of the Company’s assets, unless the Company’s shareholders prior to the sale own at least 80% of the acquirer’s stock after the sale;

➢
the acquisition by a person or group of beneficial ownership of 30% or more of the Company’s outstanding common stock, subject to enumerated exceptions;

➢
the termination of the Company’s business and the liquidation of the Company;

➢
the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company’s shareholders immediately prior to the transaction continue to hold more than 50% of the voting securities of the resulting entity, no person beneficially owns 30% or more of the resulting entity’s voting securities (subject to certain exceptions) and individuals serving on the Company’s Board immediately prior to the transaction constitute at least a majority of the resulting entity’s board; and

➢
a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

50   Equitrans Midstream Corporation – 2023 Proxy Statement

Confidentiality, Non-Solicitation and Non-Competition Agreements
Each of our NEOs, have entered into a non-competition agreement with the Company and Mr. Pietrandrea had entered into a change of control agreement with the Company. The non-competition agreements contain restrictive covenants that prohibit each NEO from competing with or soliciting customers of the Company for 24 months or soliciting employees of the Company for 36 months following termination. Mr. Pietrandrea’s change of control agreement, which was in effect during 2022, prohibited Mr. Pietrandrea from soliciting customers or employees of the Company for a period of 12 months following termination. The agreements, as in effect during 2022, provide for cash payments if the Company terminates employment of the NEO without cause or if the NEO terminates employment for good reason, regardless of whether the termination occurs before or after a change of control (with respect to Mr. Pietrandrea under his change of control agreement in effect during 2022, such termination must have occurred after a change of control, and the EQM Merger was expressly carved out of the definition of change of control for purposes of his change of control agreement). If such termination occurred, the NEO would have been entitled to a lump sum cash payment as follows:
Cash Payments*
Severance	Health Insurance
24 months base salary (12 months base salary for Mr. Pietrandrea)	18 X monthly COBRA rate for family coverage (12 X for Mr. Pietrandrea)
For each NEO (other than Mr. Pietrandrea), two times target annual incentive under the Company’s executive short-term incentive plan
A lump sum of $15,000 for Mr. Pietrandrea

*
These payments are in lieu of any benefit under the Company severance plan.

Annual Incentives
The ESTIP provides guidelines to determine awards when a participant’s status changed during the year as follows:
Resignation
➢	No payment if NEO resigns for any reason before awards are paid.

Death/Disability/ Retirement*
➢	Considered for pro-rata payment if NEO otherwise qualifies for payment of an incentive award.

Change of Control*
➢
The performance period will end on the date of the change of control, and the performance metrics will be deemed to be achieved for the pro-rata portion of the performance period that elapsed through the date of the change of control, at actual levels.

*
All awards will be paid in accordance with the terms of the ESTIP and are subject to the Compensation Committee’s discretion to reduce or eliminate the award.

Treatment of Outstanding Equity Awards
All outstanding equity awards will be paid in accordance with the terms of the plans and are subject to the Compensation Committee’s discretion to reduce or eliminate the award. If the NEO’s employment is terminated

Equitrans Midstream Corporation – 2023 Proxy Statement   51

as a result of disability or death or the NEO Retires on or after January 1, 2022 but prior to the applicable vesting date, unvested equity awards would vest as follows:
PROGRAM	TERMINATION SCENARIO
	DEATH OR DISABILITY	QUALIFYING RETIREMENT
2020, 2021 and 2022 Restricted Share Awards (collectively, the RSAs)	If termination is due to death or disability, the RSAs vest in full.	A pro-rata portion* of the RSAs will vest, subject to the NEO’s continued employment with the Company through such retirement date.
2020, 2021 and 2022 PSUP Awards (collectively, the PSUPs)	If termination is due to death or disability, the PSUP shares vest in full at target performance.	NEO will retain a pro-rata portion* of the PSUPs, subject to achievement of the performance conditions and the NEO’s continued employment with the Company through such retirement date.

*
The pro-rata portion of the awards shall be equal to the number of restricted shares or performance units, as applicable, granted (or with respect to the 2020 PSUP, awards earned for each applicable performance period) multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company from the beginning of the vesting period for restricted shares or the beginning of the performance period for the performance restricted share units, as applicable, through the NEO’s date of retirement, and the denominator of which is 36.

Change of Control
In the event of a change of control of the Company, the treatment of outstanding equity awards depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction.
Under the award agreements, if awards are assumed by the acquirer or equitably converted and the executive dies, becomes disabled, is terminated without cause or resigns for good reason under the ETRN LTIP, within two years after the change of control, then upon such termination or resignation:
➢
All time-based vesting restrictions on restricted shares and units lapse; and

➢
The performance criteria and other conditions to payment of outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the applicable performance period under the ETRN LTIP, and such awards will be paid on that basis.

As a result of the EQM Merger, the Company experienced a change of control under the ETRN LTIP; however, the EQM Merger was expressly carved out of the definition of Change of Control under the 2020 PSUP and the 2020 Restricted Share and Unit Awards.
Under the award agreements, if awards are not assumed by the acquirer or equitably converted in the transaction (a Qualifying Change of Control):
➢
All time-based vesting restrictions on restricted shares and units lapse; and

➢
The performance criteria and other conditions to payment under the outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control or the date of the change of control, as applicable, and such awards will be paid on that basis.

52   Equitrans Midstream Corporation – 2023 Proxy Statement

MVP PSUP Awards
In no event will the MVP PSUP awards vest prior to the In-Service Date of the MVP. Under the award agreements, if the NEO’s employment is terminated the unvested MVP PSUP awards would vest as follows:
TERMINATION SCENARIO	PRIOR TO MVP IN-SERVICE	AFTER MVP IN-SERVICE
Death, Disability or Retirement	A pro-rata* portion of the MVP PSUs will vest on or following the MVP In-Service date on a date selected by the Company that is no later than ninety days after the MVP In-Service date.	All unvested MVP PSUs will vest in full on the date that is thirty days following the NEO’s termination of employment.
Qualifying Change of Control	100% of the MVP PSUs will be forfeited.	100% of the unvested MVP PSUs will vest upon the closing of such Qualifying Change of Control.
Change of Control that is not a Qualifying Change of Control and NEO is terminated without cause or resigns for good reason within two years after the change of control	The MVP PSUs will vest in full on or following the MVP In-Service date.	The unvested MVP PSUs will vest in full on the date of such termination without cause or resignation for good reason.

*
The pro-rata portion of the MVP PSUP awards shall be equal to the number of PSUs granted multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company from grant date through the date of the NEO’s retirement, death or disability and the denominator of which is the total number of full months from the grant date to the MVP In-Service date.

In all cases described above, vesting is contingent upon the MVP In-Service date occurring on or before the specified expiration date of January 1, 2024. If the NEO’s employment is terminated for any other reason on or after the MVP In-Service date, all unvested performance share units awarded to the NEO will be forfeited on the date of termination.
Other Matters
The NEOs’ outstanding equity awards provide that if following a voluntary termination (other than for good reason) the executive remains on the board of directors of the Company, then awarded share units continue to vest for so long as the NEO remains on such board.
Life Insurance Benefits
The Company provides a life insurance benefit equal to one times base salary for all employees. Each NEO receives an additional one times base salary life insurance benefit.
Payments on Termination or Change of Control
The tables below reflect the estimated compensation payable to each NEO upon a hypothetical termination of employment or change of control on December 31, 2022. In calculating potential payments, we have quantified our equity-based payments using the Company’s closing stock price on December 30, 2022, which was $6.70. For purposes of the analysis, the Company has assumed that (i) no NEO will remain on the Board following termination of employment; (ii) in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the ETRN LTIP (a Qualifying Change of Control) and therefore such awards accelerate and pay out upon the change of control; and (iii) with respect to the MVP PSUP, MVP in-service occurred prior to December 31, 2022. In addition, the Company has not factored in any reduction that may apply as a result of the potential reduction to avoid an excise tax imposed on individuals who received compensation in connection with a change of control that exceeds certain specified limits. For performance share units, the Company assumed performance at the end of the applicable performance period remains unchanged from performance as of December 31, 2022. In an actual termination scenario, the Company’s actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all Company employees holding such awards, if at all.

Equitrans Midstream Corporation – 2023 Proxy Statement   53

There would be no compensation paid to an NEO if the executive is terminated by the Company for cause or the executive resigns without good reason.
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Resignation by Executive for Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
THOMAS F. KARAM
Cash Severance Payments	3,508,750	3,508,750	—	—	—	3,508,750
STIP	1,526,280	1,526,280	1,526,280	1,526,280	—	1,526,280
LTIP	—	—	12,683,098	12,683,098	—	6,315,486
Life Insurance	—	—	1,580,000	—	—	—
Total	5,035,030	5,035,030	15,789,378	14,209,378	—	11,350,516

KIRK R. OLIVER
Cash Severance Payments	1,982,750	1,982,750	—	—	—	1,982,750
STIP	764,750	764,750	764,750	764,750	—	764,750
LTIP	—	—	3,266,622	3,266,622	—	1,611,694
Life Insurance	—	—	1,000,000	—	—	—
Total	2,747,500	2,747,500	5,031,372	4,031,372	—	4,359,194

DIANA M. CHARLETTA
Cash Severance Payments	2,052,750	2,052,750	—	—	—	2,052,750
STIP	813,050	813,050	813,050	813,050	813,050	813,050
LTIP	—	—	4,636,090	4,636,090	1,925,465	2,313,340
Life Insurance	—	—	1,010,000	—	—	—
Total	2,865,800	2,865,800	6,459,140	5,449,140	2,738,515	5,179,140

STEPHEN M. MOORE
Cash Severance Payments	1,562,750	1,562,750	—	—	—	1,562,750
STIP	547,400	547,400	547,400	547,400	—	547,400
LTIP	—	—	2,732,552	2,732,552	—	1,342,112
Life Insurance	—	—	850,000	—	—	—
Total	2,110,150	2,110,150	4,129,952	3,279,952	—	3,452,262

BRIAN P. PIETRANDREA
Cash Severance Payments	157,167	—	—	—	—	311,833
STIP	221,375	221,375	221,375	221,375	221,375	221,375
LTIP	—	—	748,000	748,000	308,922	372,827
Life Insurance	—	—	550,000	—	—	—
Total	378,542	221,375	1,519,375	969,375	530,367	906,035

54   Equitrans Midstream Corporation – 2023 Proxy Statement

Pay Ratio Disclosure
The following is an estimate of the relationship of the annual total compensation of Mr. Karam, the CEO, on December 31, 2022, and the median of the annual total compensation of all employees (other than the CEO), calculated in accordance with SEC rules. In making this pay ratio disclosure, other companies may use assumptions, estimates and methodologies different than the Company; as a result, the following information may not be comparable to the information provided by other companies.
For 2022:
➢
the total compensation of Mr. Karam was $8,329,965; and

➢
the median of the annual total compensation of all employees of the Company (other than the CEO) was $128,935.

Based on this information, the ratio of the total compensation of Mr. Karam to the median of the annual total compensation of all other employees was 65 to 1.
The compensation identified above for both Mr. Karam and the median employee was calculated using the same methodology used for the NEOs as set forth in the 2022 Summary Compensation Table. See “Compensation Discussion and Analysis” above for a discussion of Mr. Karam’s compensation.
The Company identified the median employee in 2021 by selecting total cash compensation as the compensation measure. Total cash compensation is annual base salary plus target annual bonus or, in the case of hourly employees, annualized regular earnings including actual overtime earned plus target annual bonus. The Company did not make any other assumptions, adjustments, or estimates with respect to total cash compensation. The Company believes total cash compensation is an appropriate compensation measure because the Company does not widely distribute annual equity awards to employees. The Company then selected the median employee, having identified the 2021 total cash compensation for all its employees (excluding the CEO) on the measurement date, December 31, 2021, the last day of the payroll year.

Equitrans Midstream Corporation – 2023 Proxy Statement   55

PAY VERSUS PERFORMANCE
The following table shows the total compensation for our NEOs for the past three fiscal years as set forth in the Summary Compensation Table, the “compensation actually paid” to our CEO and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our TSR, the TSR of the Alerian US Midstream Energy Index over the same period, our net income, and our financial performance measure for compensatory purposes, Economic Adjusted EBITDA.
Pay Versus Performance Table
Year	Summary Compensation Table Total for CEO(1) $	Compensation Actually Paid CEO(2) $	Average Summary Compensation Table Total for other NEOs(3) $	Average Compensation Actually Paid for other NEOs(2)(3) $	Value of initial fixed $100 investment based on:		Net Income (loss) $ in thousands	Economic Adjusted EBITDA(5) $ in thousands
					TSR(4)	Peer Group TSR(4)
2022	8,329,965	(1,363,805)	2,473,443	267,940	64.36	140.99	(257,138)	1,416,515
2021	10,349,548	8,835,209	2,934,705	2,529,324	92.27	108.82	(1,397,290)	1,436,091
2020	4,662,694	4,203,284	1,480,284	1,419,654	66.74	75.04	632,984	1,440,374

(1)
Mr. Karam was the CEO for each of 2020, 2021 and 2022.

(2)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. The following table details these adjustments:

Year	Executive(s)	Summary Compensation Table Total ($)	Subtract Stock Awards ($)	Add Year-End Equity Value ($)	Change in Value of Prior Equity Awards ($)	Add Change in Value of Vested Equity Awards ($)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions ($)	Compensation Actually Paid ($)
2022	CEO	8,329,965	(5,932,559)	2,405,284	(6,166,495)	—	—	(1,363,805)
	Other NEOs	2,473,443	(1,419,196)	575,398	(1,361,704)	—	—	267,940
2021	CEO	10,349,548	(8,009,741)	6,500,913	57,536	426,110	(489,157)	8,835,209
	Other NEOs	2,934,705	(1,849,994)	1,501,526	7,792	19,885	(84,590)	2,529,324
2020	CEO	4,662,694	(2,636,435)	2,690,743	(513,718)	—	—	4,203,284
	Other NEOs	1,480,284	(500,175)	510,575	(71,030)	—	—	1,419,654

(3)
For each of 2020, 2021 and 2022, the other NEOs were Ms. Charletta and Messrs. Moore, Oliver and Pietrandrea.

(4)
TSR is determined based on the value of an initial fixed investment of  $100. The TSR peer group consists of the Alerian US Midstream Energy Index.

(5)
See Appendix B for a reconciliation of Economic Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

Relationship Between “Compensation Actually Paid” and Performance Measures
We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our CD&A on page 30. Specifically, a large portion of the NEOs’ compensation is reliant on TSR and as such the CEO and non-CEO “compensation actually paid” each year was aligned with our TSR performance and increased when our TSR performance increased but declined when our TSR performance declined. The charts below show, for the past three years, the relationship of the Company’s TSR relative to its peers as well as the relationship between the CEO and non-CEO “compensation actually paid” and (i) the Company’s TSR; (ii) the Company’s net income; and (iii) the Company’s Economic Adjusted EBITDA.

56   Equitrans Midstream Corporation – 2023 Proxy Statement

2022 Performance Measures
As noted above, the Committee believes in a holistic evaluation of the NEOs’ and the Company’s performance and uses a mix of performance measures throughout our annual and long-term incentive programs to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important for NEOs’ 2022 compensation decisions are listed in the table to the right, each of which is described in more detail in the CD&A under the section “2022 Compensation Program Element”.
Most Important Performance Measures
Economic Adjusted EBITDA
Free Cash Flow
Relative TSR
Safety Proactivity Rate
Methane Emission Mitigation
Submission of Water CDP

Employee, Officer and Director Hedging
Under the Company’s Corporate Stock Trading Policy, no officer, director or employee may engage in any short sale or hedging transaction involving, or purchase or sell options in, Equitrans Midstream securities. For purposes of the policy, prohibited hedging transactions are transactions designed to hedge or offset any change in the market value of Equitrans Midstream securities held, directly or indirectly, by the officer, director or employee (including incentive and other compensation awards) and include, but are not limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, puts, calls, forwards, collars, exchange funds and other derivative instruments. Additionally, under the policy, no executive officer or director of Equitrans Midstream may pledge (or otherwise allow a lien to be imposed upon) Equitrans Midstream securities including through the use of a margin account with a broker. The holding of securities in a brokerage account that permits margining is not a violation of the policy so long as the owner of the account does not engage in any transaction that results in a lien upon the Equitrans Midstream securities held in the account.

Equitrans Midstream Corporation – 2023 Proxy Statement   57

ITEM NO. 2 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2022 (SAY-ON-PAY)
The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2022.
We are seeking an advisory vote to approve the compensation of our named executive officers for 2022.
This proposal, commonly known as a say-on-pay proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.
After our shareholders voted in 2019, the Board determined that the Company will hold an advisory vote on executive compensation every year until the next shareholder advisory vote on the frequency of say-on-pay proposals, which we expect will be conducted at our 2025 annual meeting of shareholders.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.
As discussed in the “Compensation Discussion and Analysis” above, our Board believes that the Company’s compensation program, policies and practices drive performance, and align our executives’ interests with those of our shareholders.
Our Board invites you to review the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation included under the “Executive Compensation” section of this proxy statement.
Our Board recommends that you vote FOR the following advisory resolution:
“Resolved, that the shareholders approve the compensation of the Company’s named executive officers for 2022, as discussed and disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement.”

58   Equitrans Midstream Corporation – 2023 Proxy Statement

REPORT OF THE AUDIT COMMITTEE
The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting and financial reporting processes. In doing so, the Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm and has oversight for its qualification, independence and performance. The Audit Committee’s charter guides the Committee’s duties and responsibilities. The Audit Committee charter, which was amended in December 2022, is available on the Company’s website at www.equitransmidstream.com. As described in the charter, management is responsible for the internal controls and accounting and financial reporting processes of the Company. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. Our responsibilities include monitoring and overseeing these processes.
The Committee is composed of three non-employee, independent members of the Board of Directors. No member currently serves on more than two other public company audit committees. The Board has determined that each of Kenneth M. Burke, D. Mark Leland and Robert F. Vagt is an audit committee financial expert, as that term is defined by the SEC. The members of the Committee are not professionally engaged in the practice of auditing or accounting. The Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.
In fiscal year 2022, we fulfilled, through the following, our oversight responsibilities with respect to financial statement and disclosure matters (including oversight of the Company’s processes and policies regarding risks to the financial reporting process, financial risks, and risks to the Company’s internal control system), the Company’s relationship with its independent registered public accounting firm, the Company’s internal audit function and compliance matters:
➢
held private sessions, during our regularly scheduled meetings, with the independent public accountants, the Company’s Chief Financial Officer, the Company’s Chief Accounting Officer, and the Company’s Vice President, Internal Audit, providing an opportunity for candid discussions regarding auditing, financial management, accounting and internal controls;

➢
reviewed and discussed with management the Company’s earnings releases and financial results for each quarterly period in 2022 and the audited financial statements of the Company for the fiscal year ended December 31, 2022;

➢
received periodic reports on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

➢
met with Ernst & Young LLP (Ernst & Young), the Company’s independent registered public accounting firm, with and without management present;

➢
discussed with Ernst & Young the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) and SEC standards and such other matters as we deemed to be appropriate, including the overall scope and plans for the audit;

➢
received the written disclosures and the letter from Ernst & Young required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence;

➢
discussed with Ernst & Young the firm’s independence from management and the Company;

➢
reviewed and pre-approved the amount of fees paid to Ernst & Young for both audit and non-audit services;

➢
reviewed and discussed with senior management the Company’s risk management guidelines and policies and the Company’s process for assessing major risk exposures and the guidelines and policies management has implemented to monitor and control such exposures, including the Company’s financial risk exposures, including financial statement risk, and such other risk exposures as were delegated by the Board to the Committee for oversight;

Equitrans Midstream Corporation – 2023 Proxy Statement   59

➢
received quarterly reports from the Company’s General Counsel (or the General Counsel’s designee) on compliance matters and reviewed, as an annual matter, the Company’s compliance program;

➢
through April 2022, when the Board elected to exercise direct oversight of information technology and cybersecurity matters given the increasing importance of such matters, received and discussed, together with the Board and the HSSE Committee of the Board, reports from management regarding risks related to information technology and cybersecurity;

➢
reviewed and discussed with senior management major financial risk exposures; and

➢
reviewed the Company’s internal audit plan, which was developed, in part, in connection with the Company’s enterprise risk management process, received individual audit reports and discussed with management measures implemented in response to internal audits, and reviewed the performance of the Company’s internal audit function.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the Equitrans Midstream Corporation 2022 Annual Report on Form 10-K.
This report has been furnished by the Audit Committee of the Board of Directors.
Kenneth M. Burke, Chair
D. Mark Leland
Robert F. Vagt

60   Equitrans Midstream Corporation – 2023 Proxy Statement

ITEM NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023.
The Audit Committee is responsible for the appointment and oversight of our independent registered public accounting firm and is involved in the selection of the lead engagement partner. The Committee has appointed Ernst & Young LLP (Ernst & Young) as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2023. Ernst & Young has audited our financial statements since we became an independent publicly traded company in 2018, and was the auditor of EQM, our subsidiary, from its initial public offering in 2012 until it ceased being publicly traded in June of 2020. As an annual matter, in deciding whether to reappoint Ernst & Young, the Audit Committee evaluates the firm’s qualifications and performance, considering, among other things, the quality of services, sufficiency of resources, effectiveness of communications, and knowledge of the industry and the Company including its personnel, processes, accounting systems and risk profile, as well as its independence.
Shareholder approval is not required for the appointment of our independent accounting firm. However, the Board is submitting the appointment for ratification by the Company’s shareholders as a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will consider the appointment of another independent accounting firm for the following year. Whether or not our shareholders ratify the appointment of Ernst & Young, the Audit Committee may appoint a different independent accounting firm at any time if it determines that such a change would be appropriate.
Representatives of Ernst & Young are expected to be available at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.
The following chart details the fees billed for services rendered to the Company by Ernst & Young during 2022 and 2021:
	2022	2021
	(in thousands)
Audit Fees(1)	$2,697	$2,276
Audit-Related Fees(2)	$57	$56
Tax Fees	—	—
All Other Fees(3)	—	$35
Total	$2,754	$2,367

(1)
Includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain consents and comfort letter procedures.

(2)
Includes fees for audits of, and consents related to, employee benefit plans and attest engagements not required by statute or regulation.

(3)
For 2021, includes fees related to permissible enterprise resource planning system pre-implementation risk assessment services. In all cases, this did not include any services or recommendations associated with the design or implementation of systems, processes or controls.

Equitrans Midstream Corporation – 2023 Proxy Statement   61

The Audit Committee has adopted a Policy Relating to Services of Registered Public Accountant under which the Company’s independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm’s independence. Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:
➢
Bookkeeping or other services related to the accounting records or financial statements

➢
Financial or environmental, social and governance information systems design and implementation

➢
Appraisal or valuation services, fairness opinions or contribution-in-kind reports

➢
Actuarial services

➢
Internal audit outsourcing services

➢
Management functions

➢
Human resources functions

➢
Broker-dealer, investment adviser or investment banking services

➢
Legal services

➢
Expert services unrelated to the audit

➢
Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries must be pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees pre-approved under such policy since the last Audit Committee meeting are not more than $75,000. The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings. In 2022, 100% of the professional fees required to be pre-approved complied with the above policy.

62   Equitrans Midstream Corporation – 2023 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)	(B)	(C)
Equity Compensation Plans Approved by Shareholders(1)	12,032,525(3)	39.72(5)	16,969,056(6)
Equity Compensation Plans Not Approved by Shareholders(2)	85,019(4)	N/A	257,934
Total	12,117,544	N/A	17,226,990

(1)
Includes the ETRN LTIP approved by EQT as sole shareholder prior to the Separation while the Company was a wholly owned subsidiary of EQT. Also includes 3,592,386 shares, which represent the unused share reserve under the Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, which were assumed in connection with the EQM Merger. Additionally, includes the Equitrans Midstream Corporation Employee Stock Purchase Plan (ESPP) adopted by the Company’s shareholders on April 26, 2022.

(2)
Includes the Director Plan (as described below).

(3)
Represents the number of underlying shares of common stock associated with 370,744 outstanding options; 1,646,640 restricted share units; 6,919,236 performance awards assuming a maximum payout at two times target awards; 2,585,220 performance awards under the MVP PSUP; and 502,129 directors’ deferred stock units awarded under the ETRN LTIP or granted by EQT and assumed by the Company in connection with the Separation to be paid out under the ETRN LTIP. Includes 8,556 shares that as of December 31, 2022 were subject to purchase under the ESPP.

(4)
Represents the number of underlying shares of common stock associated with deferred stock units allocated to non-employee directors’ accounts in respect of deferred fees payable in shares of common stock under the Director Plan.

(5)
Represents the weighted-average exercise price of the outstanding stock options only. The outstanding restricted share units, performance shares, and deferred stock units are not included in this calculation.

(6)
Consists of  (i) 12,021,535 shares available for issuance under the ETRN LTIP and (ii) 4,947,521 shares available for issuance under the ESPP.

Equitrans Midstream Corporation Directors’ Deferred Compensation Plan
The Director Plan was adopted by the Board in connection with the Separation and subsequently amended and restated in April 2020, to provide an opportunity for the members of the Board to defer payment of all or a portion of the fees to which they are entitled as compensation for their services as members of the Board. The Director Plan also administers the payment of stock units and phantom stock awarded to non-employee directors pursuant to the ETRN LTIP (or, as applicable, pursuant to long-term incentive plans administered by EQT prior to the Separation and converted into Company stock units and phantom stock in connection with the Separation).
Amounts in deferral accounts under the EQT Corporation 2005 Directors’ Deferred Compensation Plan of any individuals who became members of the Board upon the Separation were transferred into a deferral account under the Director Plan in connection with the Separation.

Equitrans Midstream Corporation – 2023 Proxy Statement   63

ADDITIONAL INFORMATION
Proposals, Board Recommendations, Vote Required, and Broker Non-Votes
Only holders of record at the close of business on February 17, 2023, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Each share of Equitrans Midstream common stock and each Series A Preferred Share (on an as-converted basis) that you own as of the record date represents one vote, and shareholders do not have cumulative voting rights. At the close of business on February 17, 2023, Equitrans Midstream had 434,427,797 shares of common stock outstanding and 30,018,446 Series A Preferred Shares outstanding. A quorum is necessary to conduct business at the annual meeting. A majority of the outstanding shares (including Series A Preferred Shares on an as-converted basis), present or represented by proxy, constitutes a quorum. You are part of the quorum if you have returned a proxy.
If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the holder of record does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under NYSE rules.
The following summarizes the voting requirements for each proposal:
Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed
Item No. 1: Election of directors, each for a one-year term expiring at the 2024 annual meeting of shareholders	FOR EACH NOMINEE	Majority of votes cast.*	No
Item No. 2: Approval, on an advisory basis, of the compensation of our named executive officers for 2022	FOR	Majority of votes cast.	No
Item No. 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	FOR	Majority of votes cast.	Yes

*
If a nominee receives a greater number of votes AGAINST than votes FOR election, the Board will consider whether to accept the nominee’s previously submitted conditional resignation.

For purposes of the approval of the proposals above, in accordance with our governing documents and applicable state law, abstentions, broker non-votes and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals, although brokers do have discretionary authority to cast a vote on Item No. 3 if no instructions are received.
Corporate Secretary Contact Information
You may contact the Company’s Corporate Secretary by sending correspondence to: Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania, 15317, Attention: Corporate Secretary.
Notice of Internet Availability of Proxy Materials
The SEC permits us to electronically distribute proxy materials to shareholders. We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet instead of mailing the full set of printed proxy materials. On or about March 2, 2023, we will mail to certain shareholders a notice of Internet availability of proxy materials (eProxy Notice) containing instructions regarding how to

64   Equitrans Midstream Corporation – 2023 Proxy Statement

access our proxy statement and annual report and how to submit your vote over the Internet. If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them. If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials, follow the instructions for requesting such materials included in the eProxy Notice.
Voting Instructions
Voting Instructions for Shareholders of Record
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the shareholder of record of those shares. The proxy materials have been sent directly to you by Broadridge Financial Solutions, Inc. You may vote your shares at our annual meeting or by submitting your proxy by:
➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.
If you vote by submitting your proxy card, your shares will be voted as indicated on your properly completed unrevoked proxy card. If you return your proxy card but do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board. If you do not return a properly completed proxy card and do not vote electronically during the virtual annual meeting, by telephone or on the Internet, your shares will not be voted.
You may also vote electronically during the virtual meeting using your 16-digit control number included on your eProxy Notice or proxy card. In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail. Even if you plan to participate in the virtual annual meeting, we encourage you to vote by proxy as soon as possible.
See “Notice of Internet Availability of Proxy Materials” above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.
Voting Instructions for Beneficial Owners
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in street name. You should receive an eProxy Notice or a vote instruction form (VIF) together with copies of the proxy statement and annual report from your broker, bank or other holder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by following the instructions included in the mailing on how to submit your voting instructions, including by:
➢ Mail: completing the VIF as outlined in the instructions on the form and mailing the form in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.
See “Proposals, Board Recommendations, Vote Required, and Broker Non-Votes” above for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.
Please review your VIF for the date by which your instructions must be received in order for your shares to be voted. You may also vote electronically during the virtual annual meeting using the instructions provided by

Equitrans Midstream Corporation – 2023 Proxy Statement   65

your broker, bank, trustee or other nominee. In the case of Internet or telephone voting, you should have your VIF in hand and retain the form until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the VIF by mail.
If your shares are held through the Equitrans Midstream Corporation Employee Savings Plan (the Employee Savings Plan) or the ETRN LTIP, see “Voting Shares Held Through the Employee Savings Plan” and “Voting Restricted Shares Held Through the ETRN LTIP” below for instructions regarding how to vote your shares and the right of the holders of record to vote your shares on matters for which they have not received voting instructions.
See “Notice of Internet Availability of Proxy Materials” above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.
Voting Shares Held Through the Employee Savings Plan
If you hold shares through the Employee Savings Plan, you will receive a separate proxy card, proxy statement and annual report. You must use this separate proxy card to instruct the trustee of the Employee Savings Plan regarding how to vote your shares held in the plan. You may instruct the trustee to vote your shares by:
➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.
If you do not return a proxy card or if you return a proxy card with no instructions, the trustee will vote your shares in proportion to the way other plan participants vote their shares. Please note that the proxy cards for the Employee Savings Plan have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your Employee Saving Plan shares to be voted.
In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.
Voting Restricted Shares Held Through the ETRN LTIP
If you hold restricted shares through the ETRN LTIP, you will receive a separate proxy card, proxy statement, and annual report. You must use this separate proxy card to instruct the ETRN LTIP administrator regarding how to vote your restricted shares held in the plan. You may instruct the administrator to vote your shares by:
➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.
If you return a proxy card with no instructions, the administrator or its designee will vote your shares as recommended by the Board. If you do not return a proxy card, your shares will not be voted. Please note that the proxy cards for the ETRN LTIP have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your shares to be voted.
In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.

66   Equitrans Midstream Corporation – 2023 Proxy Statement

How to Change Your Vote
If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:
➢
voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

➢
voting electronically during the virtual annual meeting; or

➢
notifying the Company’s Corporate Secretary in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. Your last validly submitted vote is the vote that will be counted. If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.
Receiving More Than One Proxy Card and/or VIF
If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, at its toll free number (1-800-937-5449), by email at help@astfinancial.com, or on its website www.astfinancial.com. If you receive more than one proxy card, it is important that you return each proxy card with voting instructions for your votes to be counted.
If you receive more than one VIF, please contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.
Voting on Other Matters Not Included in this Proxy Statement that May be Presented at the Annual Meeting
Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Bylaws, the Board is not aware of any other proposals for the meeting. If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.
Participating in the Annual Meeting
You may participate in the virtual annual meeting if you were a shareholder on February 17, 2023. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2023. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the ETRN LTIP or the Employee Savings Plan, which must be voted prior to the meeting). Information regarding the rules of conduct at the annual meeting will be available on the virtual meeting platform during the annual meeting.
To participate in the annual meeting, you will need the 16-digit control number included on your eProxy Notice, on your proxy card or on the VIF that accompanied your proxy materials. The annual meeting webcast will begin promptly at 9:00 a.m. Eastern Time on April 25, 2023, and shareholders will be able to log in beginning at 8:45 a.m. Eastern Time on April 25, 2023. We encourage you to access the meeting prior to the start time.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Voting During the Annual Meeting
Shares registered directly in your name as the shareholder of record may be voted electronically during the annual meeting. If you choose to vote your shares online during the annual meeting, please follow the instructions provided on your eProxy Notice or the proxy card to log in to www.virtualshareholdermeeting.com/ETRN2023. You will need the 16-digit control number included on your eProxy Notice or on your proxy card. If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you may also

Equitrans Midstream Corporation – 2023 Proxy Statement   67

vote electronically during the virtual annual meeting using your 16-digit control number provided by your bank, broker or other holder of record.
Even if you plan to participate in the annual meeting, the Company strongly recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to participate in the annual meeting.
Questions
During the live question and answer portion of the annual meeting, shareholders may submit questions, which will be answered as they come in, as time permits. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/ETRN2023, type your question into the “Ask a Question” field, and click “Submit.” Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Technical Difficulties
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Other Matters
Solicitation of Proxies
We are soliciting proxies primarily by use of the mails. However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means. To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation. D.F. King & Co. Inc. assists us with the solicitation for a fee of  $10,000 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. The Company bears all costs associated with this proxy solicitation.
Shareholder Proposals and Director Nominations
Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2024 annual meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on November 3, 2023 (for them to be considered for inclusion in the 2024 proxy statement).
If you would like to present a matter not included in our proxy statement for consideration at our 2024 annual meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary. According to our Bylaws, the Corporate Secretary must receive notice of any matter or nominations to be presented at the 2024 annual meeting no earlier than the close of business on December 27, 2023 (the 120th day prior to April 25, 2024, the one-year anniversary of this year’s annual meeting) and no later than the close of business on January 26, 2024 (the 90th day prior to April 25, 2024). Any matter or nomination must comply with our Bylaws. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees under Rule 14a-19 under the Exchange Act must comply with the requirements of the Company’s Bylaws, including providing the notice required under Rule 14a-19 by January 26, 2024 and complying with the requirements of Rule 14a-19 and Sections 1.09 and 1.10 of the Company’s Bylaws. The Company will disregard any proxies solicited for a shareholder’s director nominees if such shareholder fails to comply with such requirements.
Under our proxy access Bylaws provision, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by us and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy statement director nominees constituting the greater of  (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on

68   Equitrans Midstream Corporation – 2023 Proxy Statement

October 4, 2023 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and no later than the close of business on November 3, 2023 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting).
In addition, the Corporate Governance Committee will consider in its normal course candidates recommended by the Company’s shareholders. If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company’s slate for the next annual proxy statement. To make such a recommendation, you must comply with the requirements described under “Corporate Governance and Board Matters — Director Nominations” on page 16 of this proxy statement.
Cautionary Statements
Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “assume,” “potential,” “focused,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “outlook,” “seek,” “strive,” “continue,” “goal,” “objective,” “guidance,” “scheduled,” “position,” “predict,” “budget” and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans and anticipated financial and operational performance of the Company and its subsidiaries; the Company’s future and continuing ability to execute operationally in accordance with its vision, values and sustainability framework and impact thereof; the Company’s ability to achieve, and create value from, its ESG, sustainability and other targets and aspirations (including targets and aspirations set forth in its climate policy) and timing and means for doing so; and expected annualized emission reductions from certain methane reduction projects undertaken in 2021 and 2022. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial and other risks and uncertainties, many of which are difficult to predict and are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022 as updated by Equitrans’ subsequent Quarterly Reports on Form 10-Q.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements unless required by securities law, whether as a result of new information, future events or otherwise.
Websites
Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

Equitrans Midstream Corporation – 2023 Proxy Statement   69

APPENDIX A
Related Person Transactions with EQT
Based solely on information reported by EQT in a Schedule 13G/A filed with the SEC on April 28, 2022, EQT was no longer a related party of the Company as of April 22, 2022. Below is a summary of material transactions with EQT through such date.
Separation-Related Agreements with EQT
Separation and Distribution Agreement.   On November 12, 2018, the Company, EQT and EQT Production Company (EPC) entered into a separation and distribution agreement (the Separation and Distribution Agreement), pursuant to which, among other things, EQT effected the Separation. The Separation and Distribution Agreement provides for, among other things, indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to the midstream business that was transferred to the Company, whether incurred prior to or after the Separation.
Tax Matters Agreement.   On November 12, 2018, in connection with the Separation, the Company and EQT entered into a tax matters agreement (the Tax Matters Agreement) that governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of EQT’s distribution of 80.1% of the then outstanding shares of the Company’s common stock to EQT shareholders (the Distribution) made in connection with the Separation and certain related transactions to qualify as generally tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation with respect to tax matters. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event that the Distribution made in connection with the Separation, together with certain related transactions, are not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes, whether imposed on the Company or EQT, that arise from (i) the failure of the Distribution, together with certain related transactions, to qualify for tax-free treatment, or (ii) if certain related transactions were to fail to qualify for their intended tax treatment, in each case, to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.
Employee Matters Agreement.   On November 12, 2018, in connection with the Separation, the Company and EQT entered into an employee matters agreement (the Employee Matters Agreement). Pursuant to the Employee Matters Agreement, the Company and EQT allocated liabilities and responsibilities related to employment and compensation and benefits matters and generally agreed to the Company’s assumption of liabilities associated with employees transferred from EQT to the Company (and certain former employees associated with the midstream business) in connection with the Separation. The Company also agreed to establish certain retirement and welfare plans that mirrored similar plans in effect at EQT, and EQT and the Company agreed to the adjustment and replacement of equity compensation awards denominated in EQT common stock in part with awards denominated in Equitrans Midstream common stock.
Shareholder and Registration Rights Agreement.   On November 12, 2018, in connection with the Separation, the Company entered into a shareholder and registration rights agreement (the Registration Rights Agreement) with EQT, pursuant to which the Company agreed that, upon the request of EQT, the Company would use commercially reasonable efforts to effect the registration of the shares of the Company retained by EQT in connection with the Separation (the Retained Interest), and EQT agreed to vote any shares comprising the Retained Interest in proportion to the votes cast by the Company’s other shareholders. EQT granted the Company a proxy to vote its shares comprising the Retained Interest then held by the Company in such proportion. The Registration Rights Agreement also included provisions to facilitate the transferability of the Retained Interest. The Registration Rights Agreement terminated by its terms in April 2022, when EQT sold all of the shares it retained in connection with the Separation.
EQGP’s, EQM’s and RMP’s Omnibus Agreements with EQT.   Prior to the Separation, EQGP (now a subsidiary of EQM), EQM and RM Partners, LP (then known as Rice Midstream Partners LP and now an operating subsidiary of the Company) (RMP) each had an omnibus agreement with EQT. Pursuant to the omnibus agreements, EQT performed centralized corporate general and administrative services for EQGP, EQM and RMP. EQGP, EQM and RMP reimbursed EQT for the expenses incurred by EQT in providing these services. EQM’s and RMP’s omnibus agreements also provided for certain indemnification obligations between EQM and RMP on the one hand, and EQT on the other hand. On November 12, 2018, EQT terminated the EQGP, EQM and RMP omnibus agreements. Certain indemnification obligations of EQT, EQM and RMP remain in effect following the termination and have been memorialized pursuant to (i) the amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQM and EQM’s former general partner, and (ii) the second amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQT RE, LLC, RMP, EQM Midstream Management LLC, the general partner of RMP, and EQM Poseidon Midstream LLC. The Company is generally responsible for these surviving obligations of EQT pursuant to the Separation and Distribution Agreement.
Shared Use Agreement.   In connection with the Separation, EQM executed a shared use agreement with EPC (Shared Use Agreement), pursuant to which, subject to the terms and conditions thereof, each party is entitled to access and use certain real property (including rights-of-way), equipment, facilities and records identified therein of the other party. The Shared Use Agreement expired in January 2023 and the parties are currently negotiating agreements regarding specific uses going forward.
Commercial Agreements with EQT
In the ordinary course of business, the Company engages in transactions with EQT and its subsidiaries, including, but not limited to, gas gathering agreements, transportation service and precedent agreements, storage agreements, and water service agreements. For the four-month period ended April 30, 2022, the Company’s operating revenues under these agreements were approximately $267.4 million. The agreements under which such operating revenues were recognized by the Company are described below.
EQT Global GGA.   On February 26, 2020, the Company and EQT entered into the EQT Global GGA, a gas gathering and compression agreement for the provision of certain gas gathering services to EQT in the Marcellus and Utica Shales of Pennsylvania and West Virginia, which was subsequently amended at various points from 2020 through 2023. The EQT Global GGA is intended to, among other things, incentivize combo and return-to-pad drilling by EQT. The EQT Global GGA expires on December 31, 2035 and will renew annually thereafter unless terminated by EQT or the Company pursuant to its terms. The EQT Global GGA provides for, among other things, an initial annual 3.0 Bcf per day minimum volume commitment (MVC), which gradually steps up to 4.0 Bcf per day through December 2031 following the full in-service date of the MVP (should it be placed in-service), and the dedication of a substantial majority of EQT’s core acreage in Pennsylvania and West Virginia to the Company. Additionally, the EQT Global GGA provides for potential cash bonus payments payable by EQT to the Company during the period beginning on the first day of the calendar quarter in which the MVP in-service date occurs through the calendar quarter ending December 31, 2024. The potential cash bonus payments are conditioned upon the quarterly average of certain Henry Hub natural gas prices exceeding certain price thresholds. The gathering MVC fees periodically decline through January 1, 2028 (with such fees then remaining fixed throughout the remaining term), even if MVP would not achieve full in-service. Before January 1, 2026, beginning the first day of the quarter in which the full in-service date of the MVP occurs, the gathering MVC fees payable by EQT to the Company are subject to more significant potential declines for certain contract years as set forth in the EQT Global GGA, which, prior to EQT’s exercise of the EQT Cash Option (defined below), provided for estimated aggregate fee relief of up to approximately $270 million in the first twelve-month period, up to approximately $230 million in the second twelve-month period and up to approximately $35 million in the third twelve-month period. Given that the MVP full in-service date did not occur by January 1, 2022, on July 8, 2022, EQT irrevocably elected under the EQT Global GGA to forgo up to approximately $145 million of the potential gathering fee relief in such first twelve-month period and up to approximately $90 million of the potential gathering fee relief in such second twelve-month period in exchange for a cash payment from the Company to EQT in the amount of approximately $195.8 million (the EQT Cash Option). The Company made such payment on October 4, 2022 to EQT. As a result of, the maximum aggregate potential fee relief applicable under the EQT Global GGA in such first twelve-month period and such second twelve-month period was reduced to be up to approximately $125 million and $140 million, respectively.
Additionally, the EQT Global GGA provides for a fee credit to the gathering rate for certain gathered volumes that also receive separate transmission services under certain transmission contracts and the gathering MVC fee periodically decreases through January 1, 2028 (even if MVP would not achieve in-service). In connection with the EQT Global GGA, the Company and EQT also entered into various letter agreements to address, among other things, gas buybacks and gas quality issues, the value of which in some cases has or is expected to exceed $120,000.
As consideration for the additional potential rate relief which was subject to the EQT Cash Option, the Company purchased in 2020 certain shares of the Company’s common stock that were held by EQT.
As a result of the 2017 merger (the Rice Merger) among EQT, its wholly-owned merger subsidiary, and Rice Energy, the surviving entity acquired all of Rice Energy’s rights and assumed all of Rice Energy’s obligations under a second amended and restated gas gathering and compression agreement executed on March 31, 2017 with Rice Olympus Midstream LLC (the Ohio Gathering Agreement), which became a wholly-owned subsidiary of EQM on May 22, 2018. Pursuant to the Ohio Gathering Agreement, EQM provides gathering services to EQT in Belmont County, Ohio. The agreement has a 15-year term that began on December 22, 2014 (with month-to-month rollovers). Under the agreement, Rice Energy initially subscribed for total guaranteed capacity of approximately 100 MMcf per day to the Dominion East Ohio delivery point. Over the course of the agreement, new delivery points came online: Texas Eastern Pipeline (April 30, 2015; 200 MMcf per day), Rockies Express Pipeline (December 31, 2015; 225 MMcf per day), ET Rover Pipeline (September 1, 2017; 100 MMcf per day) and Leach Xpress Pipeline (November 1, 2017; 200 MMcf per day). With the foregoing expansion, the total guaranteed capacity under the agreement increased to approximately 825 MMcf per day across all delivery points. EQT also delivers gas to the Goliath delivery point on an interruptible basis. EQT pays a fixed fee (based on the applicable receipt and delivery points) per dekatherm of natural gas delivered. In addition to gathering services, EQM agreed to provide interconnection and compression services for an additional fee. On February 1, 2022, EQM and EQT entered into a letter agreement adjusting the maximum daily quantity (MDQ) for 2022 to 641 MMcf per day.
On June 8, 2017, EQT and two then third-party producers entered into a 15-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco, LLC, an indirect wholly owned subsidiary of the Company (EQM Gathering Opco), for gathering services on the Marianna Gathering System (the Marianna Gas Gathering Agreement), pursuant to which EQT pays a fixed fee per dekatherm of natural gas, subject to certain annual and other adjustments, gathered by EQM Gathering Opco. Under the Marianna Gas Gathering Agreement, EQT and the other current producer on the system have dedicated certain existing acreage and any future acreage EQT acquires within the dedication area during the term to EQM Gathering Opco.
EQT Energy, LLC (EQT Energy), an indirect wholly owned subsidiary of EQT, is a party to a gas gathering agreement with EQM for interruptible service on EQM’s FERC-regulated low pressure gathering system. The agreement has a primary term of one year and renews automatically for one-month periods, subject to 30 days prior written notice by either party to terminate. Service under this gathering agreement is fee based at the rate specified in EQM’s tariff.
On February 12, 2018, EQT Energy and EPC executed a gas gathering agreement (the Hammerhead Gas Gathering Agreement) with EQM Gathering Opco to provide certain gathering services on EQM’s Hammerhead pipeline to EQT in southwestern Pennsylvania and northwestern West Virginia. The Hammerhead Gas Gathering Agreement has a 20-year term (with year-to-year rollovers). The Hammerhead pipeline is a 1.6 Bcf per day gathering header pipeline that is primarily designed to connect natural gas produced in Pennsylvania and West Virginia to the MVP, Texas Eastern Transmission and Dominion Transmission. Under the agreement, EQT has subscribed for approximately 1,200 million dekatherm (MDth) per day of firm gathering capacity during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. Effective as of June 1, 2019, the parties agreed that the western receipt point on Jupiter would be removed from the Hammerhead project, and that associated capital would be redeployed in order to (i) connect the Hammerhead pipeline to the DTI TL-360 downstream pipeline, (ii) add a receipt point at Throckmorton with an associated maximum daily quantity of 600,000 Dth per day, and (iii) add incremental compression on the gathering system up to 1440 psig and extending high pressure-low pressure system upstream of the Throckmorton receipt point. These amendments were made in connection with other agreements of the parties relative to the Claysville (Pisces) development area.

NWV Gathering Contribution Agreement and Preferred Interest.   On March 10, 2015, EQM entered into a Contribution and Sale Agreement pursuant to which, on March 17, 2015, EQT contributed its Northern West Virginia Gathering System (NWV Gathering) to EQM Gathering Opco. The Contribution and Sale Agreement also contemplated the sale to EQM of a preferred interest in EQT Energy Supply, LLC (EES), which is an indirect wholly owned subsidiary of EQT. EES generates revenue from services provided to a local distribution company. This sale was completed on April 15, 2015. During the four-month period ended April 30, 2022, the Company received $3.7 million of distributions from EES in respect of its preferred interest.
Eureka Gas Gathering Agreement.   EQT (as assignee of Stone Energy Company) is party to a gas gathering agreement with Eureka Midstream, LLC (as successor-in-interest to Eureka Hunter Pipeline, LLC) (Eureka), a wholly owned subsidiary of Eureka Midstream Holdings, LLC (in which the Company owns a 60% ownership interest), dated February 17, 2012, for gathering services subject to two separate Individual Transaction Confirmations (each an ITC). Under ITC No. EHP-Stone-005, Eureka provides gathering services on the Lewis Wetzel Low Pressure Gas Gathering System and produced liquids gathering for an eight-year term (with year-to-year rollovers). Under the agreement, Eureka gathers EQT’s gas from the Mills Wetzel production area and delivers gas to a central production facility (Carbide Facility) for compression, dehydration, metering and delivery to the MarkWest Mobley Gas Processing Plant. Eureka is also responsible for separation of produced liquids at the Carbide Facility. Under ITC No. EHP-Stone-004, Eureka provides interruptible gathering services on its TCP Residue Lateral line, by accepting residue gas at the MarkWest Mobley Gas Processing Plant and delivering the same to the Smithfield — Mobley TCO meter. The term of such service is month to month. On February 10, 2021, the parties entered into a Third Amendment, pursuant to which Eureka provides interruptible gathering services on its TCO Residue Lateral gathering system. The term of such service was effective starting March 1, 2021 continuing for two years and thereafter month to month until terminated by either party with prior written notice 30 days’ prior to the end of the primary term or month thereafter.
Transportation Service and Precedent Agreements.   EQT Energy has contracted with Equitrans, L.P., an indirect wholly owned subsidiary of EQM (Equitrans), for firm transmission capacity under that certain Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS, Contract No. EQTR 20242-852, dated as of September 24, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the Existing Agreement).
On December 6, 2021, Equitrans entered into two amendments (collectively, the Amendments) to the Existing Agreement.
The Amendments provide, among other things, that: (i) effective as of January 1, 2022, (a) the primary term of the Existing Agreement will expire on the first day of the month immediately following the date on which Equitrans is authorized by the Federal Energy Regulatory Commission (FERC) to commence service on the Company’s Ohio Valley Connector Expansion (OVCX) project (the OVCX In-Service Date), which in-service is targeted to occur during the first half of 2024; (b) the current MDQ of throughput on the mainline Equitrans transmission system provided for under the Existing Agreement of 1,035,000 dekatherms (Dth) per day will continue through the OVCX In-Service Date at its current rate (instead of the MDQ and its associated rate stepping down at certain dates as previously contractually provided); and (c) receipt and delivery points will be updated; and (ii) effective upon and subject to the OVCX In-Service Date, the primary term would be extended through December 31, 2030, at the contract MDQ of 1,035,000 Dth per day and without change to the rate, and receipt and delivery points would be further updated.
EQT Energy’s firm transportation agreement will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate.
The potential extension of the primary term of the Existing Agreement through December 31, 2030 is a result of the binding open season conducted by the Company during the summer of 2021, which primarily related to the OVCX project. Equitrans and EQT Energy entered into an associated Precedent Agreement on December 6, 2021 setting out the terms and conditions governing the construction of the OVCX project and contemplated execution of FTS 1876, in which EQT Energy will receive firm transportation service up to 250,000 Dth/Day at listed negotiated rates for 10 years from the OVCX In-Service Date. Equitrans and EQT Energy also entered into a credit agreement in which EQT Energy agrees to provide financial assurance in the event EQT Energy is no longer creditworthy (per the standards set forth in the Credit Agreement). The Company filed with the FERC an application in respect of the OVCX project on January 28, 2022. On January 20, 2023, the FERC issued its final environmental impact statement for the project.
In addition, during 2017, EQT Energy assumed a contract for 20 BBtu per day of firm transmission capacity with a primary term through June 30, 2024 which will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. On November 13, 2017, EQT acquired a contract for 105 BBtu per day of firm transmission capacity with a primary term through October 31, 2018, which automatically renewed on November 1, 2018, 2019, 2020, and 2021. On April 25, 2022, Equitrans provided notice of its intent to terminate the agreement and the agreement terminated on November 25, 2022. Equitrans has also entered into agreements with EQT Energy to provide (i) interruptible transmission service, which is currently renewing automatically for one year periods, subject to six months prior written notice by either party to terminate; (ii) interruptible wheeling service, which is currently renewing automatically for one year periods, subject to one month prior written notice by either party to terminate; and (iii) loan and parking service, effective March 1, 2020 through June 30, 2022.
In January 2016, EQT Energy entered into a firm transportation agreement, which was subsequently amended on December 6, 2021, for 650 BBtu per day of firm transmission capacity on the Company’s Ohio Valley Connector pipeline. The firm transmission capacity became available when the pipeline began service on October 1, 2016. This agreement has a primary term through September 30, 2036.
EQT Energy is also party to a precedent agreement and service agreement with Equitrans for 300 BBtu per day of firm transmission capacity for a 20-year term utilizing capacity that was created by the Company’s Equitrans Expansion project (EEP). The firm reservation charges and EQT Energy’s associated capacity commitment for EEP will commence once MVP is placed in service. A portion of the EEP commenced operations with interruptible service in the third quarter of 2019.
On July 25, 2017, EQT Energy entered into a 10-year (with year-to-year rollovers) transportation service agreement with Equitrans for approximately 30 MMcf per day of firm transportation capacity. The firm transmission capacity became available in the second quarter of 2018.
Storage Agreements.   The Company is not currently a party to any firm storage agreements with EQT. The Company does, however, provide balancing, lending and parking services to EQT pursuant to Rate Schedule LPS.
EQM Water Services Agreements.   On June 18, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with well drilling, hydro-fracturing and extraction operations at EQT’s Carpenter well pad located in Greene County, Pennsylvania. The agreement had an initial term of five years, beginning on the in-service date of the water system, which occurred on July 17, 2018, and may have been extended by the written agreement of the parties thereafter. Under the agreement, EQM received a fixed fee for freshwater deliveries by pipeline directly to the Carpenter well pad. EQM and EQT entered into an Amended and Restated Water Services Agreement for the Carpenter well pad effective December 3, 2018 (Amended Carpenter Agreement). Pursuant to the Amended Carpenter Agreement, EQM provided fresh water from its Washington and Greene County and Southwestern Pennsylvania Water Authority (SPWA) systems to the Carpenter well pad at a fixed rate paid by EQT. EQM’s service was provided on an interruptible basis, although EQT committed to exclusively use EQM’s water for the Carpenter well pad up to the required daily volume (on days EQT withdraws water). The Amended Carpenter Agreement had an in-service date of June 1, 2019 and an initial term of five years from the effective date and may have been extended by written agreement of the parties thereafter. The Amended Carpenter Agreement was terminated on October 22, 2021 in connection with the 2021 Water Services Agreement (described below).
Effective July 13, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with hydraulic fracturing and drilling operations and other related operations in EQT’s Claysville (Pisces) development area, subject to a minimum annual volume commitment. Under the agreement, EQM agreed to construct and operate a fresh water system connecting the SPWA’s water system to each well within the Claysville (Pisces) development area for the delivery of fresh water under the water services agreement. EQM and EQT entered into a First Amendment to the Water Services Agreement for the Claysville (Pisces) development area effective January 1, 2020 (First Claysville

Amendment). The First Claysville Amendment redefined the contract start date and contract year to correspond with the in-service date of the Claysville fresh water system. The First Claysville Amendment provided EQT a full calendar year to reach an established annual minimum volume commitment. The term of agreement was ten years from the contract start date of January 1, 2020 and continued from year to year thereafter. Under the agreement, EQM received, in addition to certain other fees, (i) fixed fees per gallon based upon the volume of fresh water deliveries over the term of the agreement, subject to annual consumer price index adjustments, (ii) fees assessed by SPWA or another third party to source fresh water for delivery through the fresh water system; and (iii) reimbursement for all operational costs and fees to provide water to EQT. The agreement terminated on January 31, 2022 in connection with the 2021 Water Services Agreement.
In December 2018, EQM executed three additional water services agreements with EPC to design, construct, operate and maintain fresh water systems for the purpose of providing fresh water services to support EQT’s well drilling, hydraulic fracturing and extraction work at several of its operations at various locations in Washington and Greene Counties, Pennsylvania:
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Third Amended and Restated Water Services Agreement, dated December 3, 2018 (Kevech/Smith Agreement).   Pursuant to the Kevech/Smith Agreement, EQM provided fresh water from its Washington and Greene County system to EQT’s SR-917, Xman, Cashdollar, Kevech, Smith and Mojo well pads and charged a fixed rate paid that varies by delivery point. EQM’s service was provided on an interruptible basis, although EQT had committed to exclusively using EQM’s water provided from the Smith and Kevech delivery points. EQT must provide 60 days’ notice prior to required service at the Cashdollar, Smith and Kevech delivery points and 45 days’ notice prior to required service for all other delivery points. The Kevech/Smith Agreement had an initial term expiring October 21, 2022, which may have been extended annually by EQT with prior notice for up to four periods of one year each. On November 18, 2020, EQM and EQT amended the Kevech/Smith Agreement to add service to EQT’s Wherry Pad. The Kevech/Smith Agreement terminated on October 22, 2021 in connection with the 2021 Water Services Agreement.

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Water Services Agreement, dated December 3, 2018 (Steelhead Agreement).   Pursuant to the Steelhead Agreement, EQM provided fresh water from the SPWA system to EQT’s Hunter, Gahagan, Gregor, Lacko and Sanders well pads (and any additional delivery points added within 2,500 feet of each pad) and charged a tiered rate paid based upon water volumes provided. EQM’s service was provided on a firm basis up to EQT’s agreed minimum annual water volume commitment and on an interruptible basis thereafter. The Steelhead Agreement had an in-service date of December 1, 2018 and an initial term of ten years which could have been extended year to year thereafter. The Steelhead Agreement was terminated on January 31, 2022 in connection with the 2021 Water Services Agreement.

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Water Service Agreement, dated December 10, 2018 (SGL-179 Agreement).   Pursuant to the SGL-179 Agreement, EQM provided fresh water from the SPWA system to EQT’s State Game Lands 179 well pad (and any additional delivery points that are added within a 1.5 mile radius around the SGL-179 pad) and charged a tiered rate paid based upon water volumes provided. EQM’s service was provided on a firm basis up to EQT’s agreed minimum annual water volume commitment and on an interruptible basis thereafter. The SGL-179 Agreement had an in-service date of August 7, 2019 and an initial term of ten years which could have been extended year to year thereafter. The SGL-179 Agreement was terminated on January 31, 2022 in connection with the 2021 Water Services Agreement.

EQM Gathering Opco and EQT also entered into a letter agreement dated December 3, 2018 memorializing EQM’s commitment in furtherance of existing water services agreements between subsidiaries of EQM and EQT to provide and transfer fresh water from EQM-owned and operated impoundments in Ohio and Pennsylvania to EQT operations (Impoundment Agreement). Pursuant to the Impoundment Agreement, EQM provides this service on an interruptible basis and EQM has the sole right to agree to, limit or reject EQT service requests. EQT is responsible for all costs incurred to provide this service and pays EQM a fixed rate for supplied water. EQT is obligated to provide as much notice as reasonably possible prior to required in-service dates, and the Impoundment Agreement will remain effective until the parties mutually agree to terminate it.
In May of 2020, EQM entered into a base produced water services agreement with EQT to govern produced water transportation transactions. During 2020 and 2021, EQM and EQT entered into several immaterial transactions under the base produced water services agreement to deliver mixed water to EQT well pads.
In March of 2021, EQM and EQT entered into an agreement to accelerate water service to an EQT well pad. Under the agreement, EQT paid EQM a fixed dollar amount to cover cost to accelerate expansion of water system to EQT well pad.

On March 31, 2022, EQM and EQT executed a waiver under the agreement whereby EQM agreed to waive its right to receive certain deficiency payments from EQT.
Legacy RMP Water Services Agreements.   As a result of the EQM-RMP Merger, the surviving entity assumed RMP’s obligations under water services agreements executed on November 4, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger), pursuant to which EQM provides certain fluid handling services to EQT, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water within areas of dedication in defined service areas in Pennsylvania and Ohio (the RMP Water Services Agreements). The initial term of the RMP Water Services Agreements expires in December 2029 and continues from month to month thereafter. Under the agreements, EQM receives (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual consumer price index adjustments, and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by it, plus a 2% margin. On March 27, 2021, the parties executed an amendment to the RDB Water Services Agreement, one of the RMP Water Services Agreements, which expedited the work to provide services on the Franklin Denny pad by May 10, 2021 for a fee in excess of  $120,000. On March 1, 2022, the parties executed an amendment to the RDB Water Services Agreement, eliminating RDB’s obligation to pay fees related to Aggregate Shortfall Volume (as defined in Section 6.1(b) of the RDB Water Services Agreement) for the first quarter of 2022 (by waiving RDB’s commitment to supply certain amounts of fresh water). The RMP Water Services Agreements were terminated on March 6, 2022 in connection with the 2021 Water Services Agreement.
Water Services Letter Agreement and 2021 Water Services Agreement.   On February 26, 2020, the Company entered into a letter agreement with EQT relating to the provision of water services in Pennsylvania (such letter agreement, the Water Services Letter Agreement). Subject to the effect of the 2021 Water Services Agreement (as defined below), the Water Services Letter Agreement would have been effective as of the first day of the first month following the MVP full in-service date and would have expired on the fifth anniversary of such date. During each year of the Water Services Letter Agreement, EQT had agreed to pay the Company a minimum $60 million per year annual revenue commitment (ARC) for volumetric water services provided in Pennsylvania, all in accordance with existing water service agreements and new water service agreements entered into between the parties pursuant to the Water Services Letter Agreement (or the related agreements).
On October 22, 2021, the Company and EQT entered into a new 10-year, mixed-use water services agreement covering operations within a dedicated area in southwestern Pennsylvania (as subsequently amended, the 2021 Water Services Agreement). The 2021 Water Services Agreement, replaced the Water Services Letter Agreement and certain other existing Pennsylvania water services agreements, and became effective with the commencement of water delivery service to a certain EQT well pad on March 1, 2022. Pursuant to the 2021 Water Services Agreement, EQT has agreed to pay the Company a minimum ARC for water services equal to $40 million in each of the first five years of the 10-year contract term and equal to $35 million per year for the remaining five years of the contract term.
On January 18, 2022, the Company and EQT entered into a Reimbursement Agreement whereby the Company agreed to commence work on building water lines to EQT’s Soles well pad and EQT agreed to reimburse Company for the costs to accelerate the construction of water pipelines up to a specified spending cap. During the term of the Reimbursement Agreement the Company and EQT negotiated an amendment to the 2021 Water Services Agreement (described below) pursuant to which Company would accelerate certain water services to EQT’s Soles well pad.
On January 27, 2022, the Company and EQT entered into the First Amendment to the 2021 Water Services Agreement (the First WSA Amendment). The First WSA Amendment revised the in-service date as defined in the 2021 Water Services Agreement and revised the initial development plan, which included accelerated water service to the Soles Well Pad. The January 18, 2022 Reimbursement Agreement referenced above terminated upon execution of the First WSA Amendment.
On March 31, 2022, the Company and EQT entered into the Second Amendment to the 2021 Water Services Agreement, which revised the Initial Development Plan and initial Delivery Points agreed to by the parties in the First WSA Amendment dated January 27, 2022.

The Company and EQT have entered into and are currently in negotiations regarding several water agreements including produced and freshwater sharing agreements and reclamation and reimbursement agreements the value of which in some cases exceeded or is expected to exceed $120,000.
Other Agreements with EQT
Rice Water Services Acquisition.   As a result of the EQM-RMP Merger, EQM acquired RMP’s interest in certain subsidiaries of RMP (the Rice Water Entities) and, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the RMP Water Services Agreements and (ii) an option to purchase any water treatment facilities acquired by certain subsidiaries of EQT in such areas at the acquisition cost (collectively, the Option). RMP executed a Purchase and Sale Agreement with Rice Energy on November 4, 2015, pursuant to which RMP acquired from Rice Energy all of the outstanding limited liability company interests of the Rice Water Entities (the Rice Water Services Acquisition). The acquired business included Rice Energy’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provided access to 59.0 MMgal per day of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio as of December 31, 2018. In connection with the Rice Water Services Acquisition, Rice Energy also granted RMP the Option. The closing of the Rice Water Services Acquisition occurred on November 4, 2015.
EQT Corporation Guaranty.   EQT has guaranteed the payment obligations of certain of its subsidiaries, up to a maximum amount of  $115 million, $131 million and $30 million related to gathering, transmission and water services, respectively, across all applicable contracts, for the benefit of the subsidiaries of EQM providing such services.
Credit Letter Agreement.   On February 26, 2020, in connection with the execution of the EQT Global GGA, the Company and EQT entered into a letter agreement (the Credit Letter Agreement) pursuant to which, among other things, (a) the Company relieved certain credit posting requirements for EQT, in an amount up to approximately $250 million, under certain commercial agreements with the Company, subject to EQT maintaining a minimum credit rating from two of three rating agencies of  (i) Ba3 with Moody’s Investors Service, (ii) BB- with S&P Global Ratings and (iii) BB- with Fitch Investor Services and (b) the Company agreed to use commercially reasonable good faith efforts to negotiate similar credit support arrangements for EQT in respect of its commitments to Mountain Valley Pipeline, LLC.
Transmission Acreage Dedication.   Pursuant to an acreage dedication to EQM by EQT, EQM has the right to elect to transport, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area surrounding EQM’s storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which EQM granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, EQM had received as part of certain of its oil and gas leasehold estates EQM uses for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will enter into an agreement with EQM to permit it to store natural gas on such acreage. Likewise, if EQM acquires acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT’s rights under the acreage dedication.
Purchase and Sale Agreement.   On March 30, 2022, Equitrans and EPC entered into a purchase and sale agreement pursuant to which Equitrans sold all of its right, title and interest in and to a certain oil and gas lease covering approximately 86 acres in Greene County for cash consideration in excess of  $120,000.
The Company and its subsidiaries have also entered into certain immaterial land agreements with EQT.

APPENDIX B
Non-GAAP Financial Information
Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow
As used in this proxy statement, Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets and equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, Rager Mountain incident and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments, gain on sale of gathering assets and adjusted EBITDA attributable to noncontrolling interest. As used in this proxy statement, Economic Adjusted EBITDA means Adjusted EBITDA plus deferred revenue. Deferred revenue is the difference between the cash received from the contractual minimum volume commitments and the revenue recognized over a contract’s term. Economic Adjusted EBITDA as defined in the 2022 ESTIP Program further allows for certain items to be adjusted for, including the Board and the Committee determining, upon recommendation from management, to not adjust for expenses incurred as a result of the Rager Mountain incident and adjustments related to the delay in the MVP. Additionally, as used in this proxy statement, Free Cash Flow means net cash provided by operating activities plus principal payments received on the Preferred Interest and payment made in respect of the EQT Cash Option (defined below) and less net cash provided by operating activities attributable to noncontrolling interest, dividends paid to the holders of the Company’s Series A Perpetual Convertible Preferred Shares, premiums and fees paid on extinguishment of debt, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka Midstream capital expenditures) and capital contributions to Mountain Valley Pipeline, LLC (MVP JV). As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, given that the Mountain Valley Pipeline (MVP) full in-service date did not occur by January 1, 2022, on July 8, 2022, EQT irrevocably elected under the February 2020 gas gathering agreement with the Company to forgo up to approximately $235 million of the potential gathering fee relief in exchange for a cash payment from the Company to EQT in the amount of approximately $195.8 million (the EQT Cash Option). Free Cash Flow as defined in the 2022 ESTIP Program further allows for certain items to be adjusted for. These include adjustments related to the Tender Offer (as defined below) in the second quarter of 2022, adjustments related to the delay in the MVP, delayed capital contributions to MVP JV, additional capital expenditures in connection with water pipeline replacements, and additional capital expenditures related to a certain customer project. As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, in June 2022, the Company purchased an aggregate principal amount of approximately $1.0 billion of existing Senior Notes due in 2023, 2024 and 2025 pursuant to tender offers for certain of EQM’s outstanding indebtedness (such tenders offers, the Tender Offer).
Adjusted EBITDA and Free Cash Flow are non-GAAP supplemental financial measures that management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
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the Company’s operating performance as compared to other publicly traded companies the midstream energy industry without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

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The ability of the Company’s assets to generate sufficient cash flow to pay dividends to Company shareholders;

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The Company’s ability to incur and service debt and fund capital expenditures and capital contributions; and

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The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company believes that Adjusted EBITDA and Free Cash Flow provide useful information to investors in assessing the Company’s results of operations and financial condition. Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to the Company’s net income (loss), operating income, or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), operating income (loss) and net cash provided by operating activities. Additionally, because these non-GAAP measures may be defined differently by other companies in the Company’s industry, the Company’s definitions of Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free Cash Flow should not be viewed as indicative of the actual amount of cash that the Company has available for dividends or that the Company plans to distribute and is not intended to be a liquidity measure. The tables below reconcile Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow with net income and net cash provided by operating activities, as applicable, as derived from the statements of consolidated comprehensive income and the statements of consolidated cash flows included in the Company’s annual report on Form 10-K for the year ended December 31, 2022.
Adjusted EBITDA and Economic Adjusted EBITDA
($ in thousands)
Year Ended December 31, 2022
Net loss	$(257,138)
Add (deduct):
Income tax expense	6,444
Net interest expense	394,333
Loss on extinguishment of debt	24,937
Depreciation	272,195
Amortization of intangible assets	64,819
Impairment of equity method investment	583,057
Preferred Interest payments	10,984
Non-cash long-term compensation expense	15,800
Rager Mountain incident	8,055
Equity income	(168)
AFUDC-equity	(332)
Unrealized gain on derivative instruments	(9,593)
Gain on sale of gathering assets	(3,719)
Adjusted EBITDA attributable to noncontrolling interests(1)	(38,283)

Adjusted EBITDA	$1,071,391

Add:
Deferred revenue	345,124

Economic Adjusted EBITDA	$1,416,515

Rager Mountain incident(2)	(8,055)
MVP delay related adjustments	28,113

Economic Adjusted EBITDA as adjusted for ESTIP	$1,436,573

(1)
Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third party ownership interest in Eureka Midstream. Adjusted EBITDA attributable to noncontrolling interest was calculated as net income of $12.2 million, plus depreciation of  $12.3 million, plus amortization of intangible assets of  $8.4 million and plus interest expense of  $5.4 million.

(2)
Reflects the Board and the Committee determining, upon recommendation from management, to not adjust for expenses incurred as a result of the Rager Mountain incident.

Free Cash Flow
($ in thousands)
Year Ended December 31, 2022
Net cash provided by operating activities	$845,775
Add (deduct):
Principal payments received on the Preferred Interest	5,518
Payment of EQT Cash Option	195,820
Net cash provided by operating activities attributable to noncontrolling interest(1)	(33,413)
ETRN Series A Preferred Shares dividends	(58,512)
Premiums and fees paid on debt extinguishment	(20,400)
Capital expenditures(2)	(335,309)
Capital contributions to MVP JV	(199,613)

Free cash flow	$379,866

Adjustments related to the Tender Offer	19,660
MVP delay related adjustments	(85,776)
Delayed capital contributions to MVP JV	(512,790)
Capital expenditures in connection with water pipeline replacements	11,711
Capital expenditures related to a certain customer project	11,530

Free cash flow as adjusted for ESTIP	$(175,799)

(1)
Reflects 40% of  $83.5 million, which was Eureka Midstream’s standalone net cash provided by operating activities for the year ended December 31, 2022, which represents the noncontrolling interest portion for the year ended December 31, 2022.

(2)
Does not reflect amounts related to the noncontrolling interest share of Eureka Midstream.

EQUITRANS MIDSTREAM CORPORATION ATTN: CORPORATE SECRETARY 2200 ENERGY DRIVE CANONSBURG, PA 15317 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on the cut-off date or the day before the meeting date, as applicable. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ETRN2023 You may participate in the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the cut-off date or the day before the meeting date, as applicable. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D97776-P86223-Z84292 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EQUITRANS MIDSTREAM CORPORATION The Board of Directors recommends you vote FOR the following proposals: 1. Election of eight directors, each for a one-year term expiring at the 2024 annual meeting of shareholders. Nominees: For Against Abstain 1a. Vicky A. Bailey 1b. Sarah M. Barpoulis 1c. Kenneth M. Burke 1d. Diana M. Charletta 1e. Thomas F. Karam 1f. D. Mark Leland 1g. Norman J. Szydlowski 1h. Robert F. Vagt For Against Abstain 2. Approval, on an advisory basis, of the compensation of the Company's named executive officers for 2022 (Say-on-Pay). 3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023. NOTE: In their discretion, the proxies are authorized, in accordance with their best judgment, to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney-in-fact, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and specify such officer's title(s). Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D97777-P86223-Z84292 EQUITRANS MIDSTREAM CORPORATIONProxy for Annual Meeting of Shareholders to be held April 25, 2023Solicited on Behalf of the Board of DirectorsThe undersigned hereby appoints Stephen M. Moore, Nathaniel D. DeRose and Lisa M. Lind, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Equitrans Midstream Corporation Common Stock and/or Series A Perpetual Convertible Preferred Stock which the undersigned would be entitled to vote if electronically present and acting at the Annual Meeting of Shareholders of EQUITRANS MIDSTREAM CORPORATION, to be held April 25, 2023 at 9:00 a.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ETRN2023, and at any adjournments or postponements thereof.In their discretion, the proxies are authorized, in accordance with their best judgment, to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. A vote FOR the election of nominees herein includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. If no direction is made, the proxies will vote in accordance with the Board of Directors' recommendations on all matters listed on this proxy card.If you hold shares in the Equitrans Midstream Corporation Employee Savings Plan (401(k) Plan) or the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended (LTIP), your vote must be received by 11:59 P.M. Eastern Time on April 17, 2023.This card also serves as voting instructions to the applicable Trustee and administrator of the 401(k) Plan or LTIP, respectively. This card, when properly executed, directs the Trustee or administrator, as applicable, to vote the Equitrans Midstream Corporation shares related to your 401(k) Plan shares or restricted shares, as applicable, at such Annual Meeting as indicated on the reverse side. If this card is returned signed with no direction given or not returned at all, your 401(k) Plan shares will be voted by the Trustee of the 401(k) Plan in proportion to how other participants vote their shares. If this card is returned signed with no direction given, the administrator of the LTIP will vote your restricted shares as recommended by the Board of Directors of the Company. If you do not return this card, the administrator of the LTIP will not vote your restricted shares. All voting instructions will be kept confidential. You may not vote your 401(k) Plan shares or restricted shares at the Annual Meeting. The Trustee or the administrator, as applicable, must receive your proxy instructions no later than 11:59 p.m. Eastern Time on April 17, 2023 to be counted in the final tabulation.(Continued and to be signed on the reverse side.)